As filed with the Securities and Exchange Commission on May 3, 2010

Registration No. 333-143710

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

post-effective amendment no. 3

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NETWORK-1 SECURITY SOLUTIONS, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	6794	11-3027591
(State or other jurisdiction ofincorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

445 Park Avenue, Suite 1018
New York, New York 10022
(212) 829-5770
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Corey M. Horowitz
Chairman and Chief Executive Officer
445 Park Avenue, Suite 1018
New York, New York 10022
(212) 829-5770
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive officers)

Copies to:
Sam Schwartz, Esq.
Eiseman Levine Lehrhaupt & Kakoyiannis, P.C.
805 Third Avenue
New York, New York 10022
(212) 752-1000

Approximate date of proposed sale to public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1993, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

Explanatory Note:

This Post Effective Amendment No.3 on Form S-1 is intended to supplement and amend the Registrant’s Registration Statement on Form SB-2 (File No. 333-143710 ) which was filed on July 13, 2007 and Registrant’s Registration Statement on Form S-2 (File No. 333-126013) which was filed on June 21, 2005.  The primary purpose of this post-effective amendment is to include the Registrant’s audited financial statements for the fiscal year ended December 31, 2009 and corresponding updated information about the business of the Registrant into the prospectus forming a part hereof.

Note Regarding Registration Fees:

All fees for the shares registered on this Post-Effective Amendment No. 3 were paid upon the initial filing of the registration statement covering such shares, as noted above. No shares incremental to the number of shares initially registered are registered hereby and accordingly no additional fees are payable.

The registrant hereby amends this post-effective amendment to the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this post-effective amendment to the registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED MAY 3, 2010

PROSPECTUS

NETWORK-1 SECURITY SOLUTIONS, INC.

9,438,449 shares of Common Stock

This prospectus covers the resale by the selling stockholders listed on pages 22 to 32 of this Prospectus of up to 9,438,449 shares of our common stock, $.01 par value, which include:

•	2,166,667 shares of common stock and 1,666,667 shares of common stock issuable upon exercise of warrants issued in our private offering completed on April 16, 2007;

•	360,000 shares of common stock issuable upon exercise of warrants issued to the placement agents with respect to the private offering completed on April 16, 2007;

•	898,750 shares of common stock issuable upon exercise of warrants issued in our private offering completed in December 2004 and January 2005; and

•	3,046,365 shares of common stock and 1,300,000 shares of common stock issuable upon exercise of warrants and options owned by our Chairman and Chief Executive Officer and related parties.

We will not receive any proceeds from the sale of these shares of common stock.  We will, however, receive proceeds if warrants and options to purchase common stock are exercised by payment of cash and those proceeds will be used for our general corporate purposes.  This offering is not being underwritten.  The selling stockholders may sell the shares of common stock on the Over-the-Counter (OTC) Bulletin Board with the methods and on the terms described in the section of this prospectus entitled “Plan of Distribution” on pages 33 to 35.

Our common stock is traded on the OTC Bulletin Board under the symbol “NSSI”.  On April 30, 2010, the closing price of our common stock, as reported on the OTC Bulletin Board, was $0.88 per share.

The securities offered in this prospectus involve a high degree of risk. You should carefully consider the factors described under the heading “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is ______________, 2010

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus.  It does not contain all of the information that you should consider before investing in our common stock.  You should read the entire prospectus carefully, including the section entitled “Risk Factors” and our consolidated financial statements and the related notes.

Unless the context otherwise requires, all references to “we,” “us,” “our,” or the “Company” in this prospectus refer to Network-1 Security Solutions, Inc., a Delaware corporation.

The Company

Our principal business is the acquisition, development, licensing and protection of our intellectual property.  We presently own six patents issued by the U.S. Patent Office that relate to various telecommunications and data networking technologies and include, among other things, patents covering the delivery of power over local area networks (“LANs”) for the purpose of remotely powering certain devices, such as wireless access ports, IP phones and network based cameras, over Ethernet (“PoE”) networks and systems and methods for the transmission of audio, video and data (LANS) in order to achieve higher quality of service (QoS).  Our strategy is to pursue licensing and strategic business alliances with companies in industries that manufacture and sell products that make use of the technologies underlying our intellectual property as well as with other users of the technologies who benefit directly from the technologies, including corporate, educational and governmental entities.

To date, our efforts with respect to our intellectual property have focused on licensing our patent (U.S. Patent No. 6,218,930) covering the control of power delivery over Ethernet cables (the “Remote Power Patent”).  As of March 31, 2010, we had entered into a total of six license agreements with respect to our Remote Power Patent  In February 2008, we commenced patent infringement litigation against several major data networking equipment manufacturers including Cisco Systems, Inc. and 7 other defendants including Netgear, Inc.  In May, 2009, Netgear, Inc. as part of its settlement agreement with us, entered into a license agreement with us for our Remote Power Patent.  (See “Legal Proceedings - Pending Litigation Against Major Data Networking Equipment Manufacturers”).  On August 13, 2008, as part of an agreement entered into in June 2008 with Microsemi Corp-Analog Mixed Signal Group Ltd. (“Microsemi-Analog”), previously PowerDsine Ltd., Microsemi Corporation, the parent company of Microsemi-Analog, entered into a license agreement with us for our Remote Power Patent with respect to certain of its Midspan PoE products as part of our new Special Licensing Program.  See “Legal Proceedings – Microsemi-PowerDsine Settlement.  In August 2007, as part of a settlement agreement relating to our litigation with D-Link, we entered into a license agreement with D-Link pertaining to our Remote Power Patent (See “Legal Proceedings - D-Link Litigation”).

At least for the next twelve months, we do not presently anticipate licensing efforts for our other currently owned patents besides our Remote Power Patent.  We may seek to acquire additional patents in the future.  We continually review opportunities to acquire or license additional intellectual property for the purpose of pursuing licensing opportunities.

Our Remote Power Patent (U.S. Patent No. 6,218,930) relates to several technologies which describe a methodology for controlling the delivery of power to certain devices over an Ethernet network.  Ethernet is the leading local area networking technology in use today.  PoE technology allows for the delivery of power over Ethernet cables rather than by separate power cords.  As a result, a variety of network devices, including IP telephones, wireless LAN Access Points, web-

based network security cameras, data collection terminals and other network devices, are able to receive power over existing data cables without the need to modify the existing infrastructure to facilitate the provision of power for such devices through traditional AC outlets. Advantages of PoE, such as lower installation costs, remote management capabilities, lower maintenance costs, centralized power backup, and flexibility of device location as well as the advent of worldwide power compatibility, create the possibility of PoE becoming widely adopted in networks throughout the world.

Our future success is largely dependent upon our proprietary technologies, our ability to protect our intellectual property rights and to consummate license agreements with respect to our intellectual property.  The complexity of patent and common law, combined with our limited resources, create risk that our efforts to protect our proprietary technologies may not be successful.  We cannot be assured that our patents will be upheld or that third parties will not invalidate our patents.

Besides our Remote Power Patent, we also own five (5) additional patents covering various methodologies that provide for allocating bandwidth and establishing Quality of Service (QoS) for delay sensitive data, such as voice, on packet data networks.  QoS issues become important when data networks carry packets that contain audio and video which may require priority over data packets traveling over the same network.  Covered within these patents are also technologies that establish bi-directional communications control channels between network-connected devices in order to support advanced applications on traditional data networks.  We believe that potential licensees of the technologies contained in these patents would be vendors deploying applications that require the low latency transport of delay sensitive data such as video over data networks.

We were incorporated under the laws of the State of Delaware in July 1990.  Our executive offices are located at 445 Park Avenue, Suite 1018, New York, New York 10022 and our telephone number is (212) 829-5770.  Our web site can be found at http://www.network-1.com.

Pending Litigation Against Major Data Networking Equipment Manufacturers

In February 2008, we commenced litigation against eight major data networking equipment manufacturers in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of our Remote Power Patent.  The complaint named as defendants Cisco Systems, Inc., Cisco Linksys, LLC, Enterasys Networks, Inc., 3COM Corporation, Inc., Extreme Networks, Inc., Foundry Networks, Inc., Netgear, Inc. and Adtran, Inc.  We seek injunctive relief and monetary damages for infringement based upon reasonable royalties as well as treble damages for the defendant’s continued willful infringement of our Remote Power Patent.  The defendants in their answer asserted that they do not infringe any valid claim of our Remote Power Patent, and further asserted that, based on several different theories, the patent claims are invalid or unenforceable.  In addition to these defenses, the defendants also asserted counterclaims for, among other things, non-infringement, invalidity, and unenforceability of our Remote Power Patent.  A Markman hearing, a hearing on claim construction of our Remote Power Patent, was held in December 2009 and a trial date has been set for July 2010.  On February 16, 2010, the United States District Court for the Eastern District of Texas, Tyler Division, issued its Markman Order in which the Court adopted a number of constructions proposed by us, while also adopting constructions proposed by defendants as well as effectively invalidating two of our claims at issue.  A Markman Order that does not entirely adopt either the plaintiff’s or defendants’ position is common in patent litigation.  In the event that the Court determines that our Remote Power Patent is not valid or enforceable, and/or that the defendants do not infringe, any such determination would have a material adverse effect on us.

Netgear Settlement and License

On May 29, 2009 we announced that we had agreed to settle the above referenced litigation with respect to Netgear.  As part of the settlement and under our Special Licensing Program, Netgear entered into a license agreement with us for our Remote Power Patent and we agreed that all claims and counterclaims involving Netgear in the litigation would be dismissed with prejudice.  Under the terms of the license, Netgear licenses the Remote Power Patent from us for its full term (which expires in March 2020), and pays quarterly royalties (which began as of April 1, 2009) based on its sales of Power over Ethernet products.  Licensed products include Netgear’s Power over Ethernet enabled switches and wireless access points.  The royalty rates included in the Netgear license are 1.7% of the sales price of Power Sourcing Equipment, which includes Ethernet switches, and 2% of the sales price of Powered Devices, which includes wireless access points.   The royalty rates are subject to adjustment, under certain circumstances, if we grant a license to other licensees with lower royalty rates and Netgear is able to and agrees to assume all material terms and conditions of such other license. In addition, Netgear paid us $350,000 upon the signing of the license agreement.

Microsemi Agreement and License

In June 2008 we entered into a new agreement with Microsemi Corp-Analog Mixed Signal Group Ltd (previously PowerDsine Ltd), a subsidiary of Microsemi Corporation (Nasdaq: MSCC), a leading manufacturer of high performance analog mixed-signal integrated circuits and high reliability semiconductors, which, among other things, amended the prior settlement agreement entered into between the parties in November 2005.  In accordance with the terms of the new agreement, on August 13, 2008, Microsemi Corporation, the parent company of Microsemi-Analog, entered into a license agreement with us for our Remote Power Patent under our Special Licensing Program.  The license agreement provides that Microsemi is obligated to pay us a quarterly royalty payment of 2% of the sales price for certain of its Midspan PoE products for the full term of our Remote Power Patent (which expires in March 2020).

D-Link Settlement

In August 2005, we commenced patent litigation against D-Link Corporation and D-Link Systems, Incorporated (collectively “D-Link”) in the United States District Court for the Eastern District of Texas, Tyler division, for infringement of our Remote Power Patent.  Our complaint sought, among other things, a judgment that our Remote Power Patent is enforceable and has been infringed by the defendants.  We also sought a permanent injunction restraining the defendants from continued infringement, or active inducement of infringement by others, of our Remote Power Patent.

In August 2007, we finalized the settlement of our patent infringement litigation against D-Link.  Under the terms of the settlement, D-Link entered into a license agreement for our Remote Power Patent the terms of which include monthly royalty payments of 3.25% (subject to adjustment as noted below) of the net sales of D-Link Power over Ethernet products, including those products which comply with The Institute of Electrical and Electronic Engineers (“IEEE”) 802.3af and 802.3at Standards, for the full term of our Remote Power Patent, which expires in March 2020.  In addition, D-Link paid us $100,000 upon signing of the Settlement Agreement.  The royalty rate is subject to adjustment to a rate consistent with other similarly situated licensees of our Remote Power Patent based on units of shipments of licensed products.  In June 2009, based upon several licenses issued to third parties under our Special Licensing Program, we agreed with D-Link to adjust the royalty rate to 1.7% of the sales price for Power Servicing Equipment (which includes

Ethernet switches) and 2.0% of the sales price for Powered Devices (which includes wireless access points).

Shares Being Offered

This prospectus relates to the offering by the selling stockholders of an aggregate of 9,438,449 shares of our common stock, consisting of (i) 2,166,667 shares of common stock and 1,666,667 shares of common stock issuable upon exercise of warrants issued in our private offering completed on April 16, 2007, (ii) 360,000 shares issuable upon exercise of warrants issued to the placement agents with respect to the private offering completed on April 16, 2007, (iii) 898,750 shares of our common stock issuable upon exercise of warrants issued in our private offering in December 2004 and January 2005, and (iv) 3,046,365 shares of common stock and 1,300,000 shares of common stock issuable upon exercise of warrants and options owned by our Chairman and Chief Executive Officer and related parties.

Summary Financial Data

The following tables summarize the consolidated statements of operations and balance sheet data for our business and should be read together with the section of this prospectus captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,
	2009	2008
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Royalty Revenue	$811,000	$349,000
Operating expenses(1)	$3,314,000	$2,060,000
Net loss	$(2,578,000)	$(1,618,000)
Basic and diluted loss per share	$(0.11)	$(0.07)
Weighted-average common shares outstanding	24,135,557	24,135,557

CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents	$3,022,000	$4,484,000
Working capital	$2,627,000	$4,296,000
Total assets	$3,310,000	$4,739,000
Total shareholders’ equity	2,725,000	4,402,000

__________________________
(1)  Includes non-cash compensation expense of $901,000 and $287,000 for the years ended December 31, 2009 and 2008, respectively.

We have incurred substantial operating losses since our inception, which have resulted in an accumulated deficit of $(53,473,000) as of December 31, 2009.  For the years ended December 31, 2009 and 2008, we incurred net losses’ of $(2,578,000) and $(1,618,000), respectively.  We have financed our operations primarily by sales of equity securities and royalty revenue from licensing our Remote Power Patent.  We had royalty revenue of $811,000 and $349,000 for the years ended December 31, 2009 and December 31, 2008, respectively.  Our ability to achieve revenue and generate positive cash flow from operations is dependent upon consummating additional material license agreements with respect to our patented technologies.  We may not be successful in achieving additional license agreements with third parties, or in such additional license agreements resulting in significant royalty revenue, and our failure to do so would have a material adverse effect on our business, financial condition and results of operations.  We believe that we will have enough funding to meet our cash needs and continue our operations until at least June 30, 2011.

RISK FACTORS

An investment in our common stock involves a high degree of risk.  The risk factors listed below are those that we consider to be material to an investment in our common stock and those which, if realized, could have material adverse effects on our business, financial condition or results of operations as specifically discussed below.  In such an event, the trading price of our common stock could decline, and you could lose all or part of your investment.  Before you invest in our common stock, you should be aware of various risks, including those described below.  You should carefully consider these risk factors, together with all of the other information included or incorporated by reference in this prospectus, before you decide whether to purchase our common stock.  This section includes or refers to certain forward-looking statements.  You should refer to the explanation of the qualifications and limitations on such forward-looking statements discussed on page 12.

We have a history of losses and modest revenue from current operations.

We have incurred substantial operating losses since our inception, which have resulted in an accumulated deficit of $(53,473,000) as of December 31, 2009.  For the years ended December 31, 2009 and December 31, 2008, we incurred net losses of $(2,578,000) and $(1,618,000), respectively.  We have financed our operations primarily by sales of our equity securities and royalty revenue from licensing our Remote Power Patent.  We had revenue of $811,000 and $349,000 from operations for the years ended December 31, 2009 and December 31, 2008, respectively.  Our ability to achieve revenue and generate positive cash flow from operations is dependent upon consummating licensing agreements with respect to our patented technologies.  As of March 31, 2010, we had entered into six license agreements with respect to our Remote Power Patent, which among others, included license agreements with Netgear, Inc., Microsemi Corporation and D-Link.  We may not be successful in achieving additional material licensing agreements with third parties and our failure to do so would have a material adverse effect on our business, financial condition and results of operations.  We may not be able to achieve material revenue or generate positive cash flow from operations from our licensing business.

We could be required to stop operations if we are unable to develop our technology licensing business or raise capital when needed.

We anticipate, based on our currently proposed plans and assumptions relating to our operations (including the timetable of costs and expenses associated with our continued operations), that our cash position of $2,269,000 at March 31, 2010 will more likely than not be sufficient to satisfy our operations and capital requirements until at least June 30, 2011.  However, we may expend our funds prior thereto.  In the event our plans change, or our assumptions change or prove to be inaccurate (due to unanticipated expenses, difficulties, delays or otherwise), we could have insufficient funds to support our operations prior to June 30, 2011.  Our inability to obtain additional financing when needed, absent generating sufficient cash from licensing arrangements, would have a material adverse effect on us, requiring us to curtail or possibly cease our operations.  In addition, any additional equity financing may involve substantial dilution to the interests of our then existing stockholders.

Our licensing business may not be successful.

In November 2003, we entered the technology licensing business following our acquisition of six patents relating to various telecommunications and data networking technologies including, among others, patents covering the delivery of remote power over Ethernet and the transmission of audio, video and data over computer and telephony networks.  As of March 31, 2010, we have only entered into six license agreements with third parties with respect to our patented technology.  Accordingly, we have a limited history in the technology licensing business upon which an evaluation of our prospects and future performance can be made.  Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered in the development, operation and expansion of a new business based on patented technologies including the risks and uncertainty of litigation.  We may not be able to achieve sufficient revenue or profitable operations from our licensing business.

Our future source of licensing revenue is uncertain.

To date, we have entered into six license agreements with respect to our Remote Power Patent.  Our inability to consummate additional licensing agreements and achieve material revenue from our patented technologies would have a material adverse effect on our operations and possibly our ability to continue our business.  In addition, our existing license agreements, as well as additional license agreements which may be entered into in the future, may not produce a stable or predictable stream of revenue in the foreseeable future.  Furthermore, the success of our licensing efforts depends upon the strength of our intellectual property rights.

Our success is dependent upon our ability to protect our proprietary technologies.

Our success is substantially dependent upon our proprietary technologies and our ability to protect our intellectual property rights.  We currently hold six patents issued by the U.S. Patent Office that relate to various telecommunications and data networking technologies and include among other things, patents covering the delivery of power to certain devices over PoE networks and the transmission of audio, voice and data over computer and telephony networks.  We rely upon our patents and trade secret laws, non-disclosure agreements with our employees, consultants and third parties to protect our intellectual property rights.  The complexity of patent and common law, our limited resources, and the uncertainty of the outcome of litigation create risk that our efforts to protect our proprietary technologies may not be successful.  We cannot assure you that our patents will be upheld or that third parties will not invalidate our patent rights.  If our intellectual property rights are not upheld, such an event would have a material adverse effect on us.

Any litigation to protect our intellectual property or any third party claims to invalidate our patents could have a material adverse effect on our business.

Our success depends on our ability to protect our intellectual property rights.  In August 2005, we commenced patent litigation against D-Link Corporation and D-Link Systems, Incorporated for infringement of our Remote Power Patent and in April 2007 we entered into a settlement agreement with the D-Link parties.  In addition, in February 2008 we commenced patent litigation against Cisco Systems, Inc. and seven other major data networking equipment manufacturers which is currently pending in the United States District Court for the Eastern

District of Texas, Tyler Division. Although on May 29, 2009 we announced that we had agreed to settle this litigation with respect to defendant Netgear, Inc., the litigation is still pending with respect to the other defendants.  In the future, it may be necessary for us to commence patent litigation against additional third parties whom we believe require a license to our patents.  In addition, we may be subject to claims seeking to invalidate our patents, as asserted by the defendants in the aforementioned pending litigation in Texas with us.  These types of claims, with or without merit, may subject us to costly litigation and diversion of management’s focus. If we are unsuccessful in enforcing and validating our patents and/or if third parties making claims against us seeking to invalidate our patents are successful, they may be able to obtain injunctive or other equitable relief, which effectively could block our ability to license or otherwise capitalize on our proprietary technologies.  Successful litigation against us resulting in a determination that our patents are not valid or enforceable, and/or that third parties do not infringe, would have a material adverse effect on us.

Our license agreements with Netgear, Inc., D-Link and Microsemi may not result in significant royalties and do not necessarily mean we will achieve additional license agreements.

For the years ended December 31, 2009 and December 31, 2008, we received aggregate royalty payments of $811,000 and $349,000, respectively, with respect to our license agreements.  Our royalty revenue may not be stable or predictable for the foreseeable future.  Notwithstanding our license agreements with the D-Link, Microsemi and Netgear, Inc., there is no assurance that we will achieve significant royalty revenue from such license agreements, that we will be able to achieve additional material license agreements with third parties relating to our Remote Power Patent or any of our other patents.  Our failure to achieve significant royalty revenue from our existing license agreements, or if we are unable to enter into additional license agreements resulting in material royalty revenue, would have a material adverse effect on our business, financial condition and results of operations.

We face uncertainty as to the outcome of our litigation against major data networking equipment manufacturers.

In February 2008, we commenced litigation against eight major data networking equipment manufacturers in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of our Remote Power Patent.  The complaint named as defendants Cisco Systems, Inc., Cisco Linksys, LLC, Enterasys Networks, Inc., 3COM Corporation, Inc., Extreme Networks, Inc., Foundry Networks, Inc., Netgear, Inc. and Adtran, Inc.  We seek injunctive relief and monetary damages for infringement based upon reasonable royalties as well as treble damages for the defendant’s continued willful infringement of our Remote Power Patent.  The defendants in their answer asserted that they do not infringe any valid claim of our Remote Power Patent, and further asserted that, based on several different theories, the patent claims are invalid or unenforceable.  In addition to these defenses, the defendants also asserted counterclaims for, among other things, non-infringement, invalidity, and unenforceability of our Remote Power Patent.  A Markman hearing, a hearing on claim construction of our Remote Power Patent, was held in December 2009 and a trial date has been set for July 2010.  On February 16, 2010, the United States District Court for the Eastern District of Texas, Tyler Division, issued its Markman Order in which the Court adopted a number of constructions proposed by us, while also adopting constructions proposed by defendants as well as effectively invalidating two of our claims at issue.  A Markman Order that does not entirely adopt either the plaintiff’s or defendants’ position is common in patent litigation.  In the event that the Court determines that our Remote Power Patent is not valid or enforceable, and/or that the defendants do not infringe, any such determination would have a material adverse effect on us.

Material licensing revenues from our Remote Power Patent may be dependent upon the applicability of the IEEE Standard.

The Institute of Electrical and Electronic Engineers (IEEE) is a non-profit, technical professional association of more than 370,000 individual members in approximately 160 countries.  The Standards Association of the IEEE is responsible for the creation of global industry standards for a broad range of technology industries.  In 2000, the IEEE formed a task force to facilitate the adoption of a standardized methodology for the delivery of remote power over Ethernet networks which would insure interoperability among vendors of switches and terminal devices.  In June 2003, the IEEE Standards Association approved the 802.3af Power Over Ethernet standard (the “Standard”), which covers technologies deployed in delivering power over Ethernet cables including whether deployed in switches or as standalone midspan hubs both of which provide power to remote devices including, among others, wireless access points, IP phones and network based cameras.  The technology is commonly referred to as PoE.  We believe our Remote Power Patent covers several of the key technologies covered by the Standard.  However, there is a risk that as a result of litigation a court may determine otherwise and such a determination may have a material adverse effect on our ability to enter into license agreements and achieve material revenue and profits from our Remote Power Patent.

Our markets are subject to rapid technological change and our technologies face potential technology obsolescence.

The telecommunications and data networking technology market, including transmission of audio, video and data over computer and telephony networks and the delivery of remote PoE markets, are characterized by rapid technological changes, changing customer requirements, frequent new product introductions and enhancements, and evolving industry standards.  The introduction of products embodying new technologies and the emergence of new industry standards may render our technologies obsolete or less marketable. In addition, other companies may develop competing technologies that offer better or less expensive alternatives to PoE and the other technologies covered by our intellectual property.  Several companies have notified the IEEE that they may have patents and proprietary technologies that are covered by the Standard.   In the event any of those companies asserts claims relating to our patents, the licensing royalties available to us may be limited.  Moreover, technological advances or entirely different approaches developed by one or more of our competitors or adopted by various standards groups could render our Remote Power Patent obsolete, less marketable or unenforceable.

Dependence upon CEO and Chairman.

Our success is largely dependent upon the personal efforts of Corey M. Horowitz, our Chairman and Chief Executive Officer and Chairman of our Board of Directors.  On June 8, 2009, we entered into a new employment agreement with Mr. Horowitz pursuant to which he continues to serve as our Chairman and Chief Executive Officer for a three year term.  However, any loss of the services of Mr. Horowitz would have a material adverse effect on our business and prospects.  We do not maintain key-man life insurance on the life of Mr. Horowitz.

Risks related to low priced stocks.

Our common stock currently trades on the OTC Bulletin Board under the symbol NSSI.  Since the trading price of our common stock is below $5.00 per share, our common stock is considered a penny stock.  SEC regulations generally define a penny stock to be an equity security that is not listed on a national securities exchange or an automated quotation system sponsored by a registered national securities association, that has a market value of less than $5.00 per share, subject to certain exceptions.  SEC regulations require broker-dealers to deliver to a purchaser of our common stock a disclosure schedule explaining the penny stock market and the risks associated with it. Various sales practice requirements are also imposed on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions).  Broker-dealers must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and monthly account statements disclosing recent price information for the penny stock held in the customer’s account.

The significant number of options and warrants outstanding may adversely affect the market price for our common stock.

As of March 31, 2010, there are outstanding options and warrants to purchase an aggregate of 12,579,312 shares of our common stock at exercise prices ranging from $0.12 to $10.00.  To the extent that outstanding options and warrants are exercised, existing stockholder percentage ownership will be diluted and any sales in the public market of the common stock underlying such options may adversely affect prevailing market prices for our common stock.

We have a significant amount of authorized but unissued preferred stock, which may affect the likelihood of a change of control in our company.

Our Board of Directors has the authority, without further action by our stockholders, to issue 10,000,000 shares of preferred stock on such terms and with such rights, preferences and designations as our Board of Directors may determine.  Such terms may include restricting dividends on our common stock, dilution of the voting power of our common stock or impairing the liquidation rights of the holders of our common stock.  Issuance of such preferred stock, depending on the rights, preferences and designations thereof, may have the effect of delaying, deterring or preventing a change in control.  In addition, certain “anti-takeover” provisions in Delaware law may restrict the ability of our stockholders to authorize a merger, business combination or change of control.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●	our ability to successfully enforce and/or defend our Remote Power Patent;

●	our ability to enter into favorable license agreements with third parties with respect to our Remote Power Patent;

●	our ability to achieve material revenue and profits;

●	our ability to raise capital when needed;

●	sales of our common stock;

●	our ability to execute our business plan;

●	technology changes;

●	legislative, regulatory and competitive developments; and

●	economic and other external factors.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies.  These market fluctuations may also materially and adversely affect the market price of our common stock.

Additional stock offerings may dilute current stockholders.

We may need to issue additional shares of our capital stock or securities convertible or exercisable for shares of our capital stock, including preferred stock, options or warrants.  The issuance of additional capital stock may dilute the ownership of our current stockholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements that are statements that include information based upon beliefs of our management, as well as assumptions made by, and information available to, our management. Statements containing terms such as “believes,” “expects,” “anticipates,” “intends” or similar words are intended to identify forward-looking statements.

Our management, based upon assumptions it considers reasonable, has compiled these forward-looking statements.  Such statements reflect our current views with respect to future events.  These statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from what is currently anticipated.  We make cautionary statements in certain sections of this prospectus, including under “Risk Factors.”  You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this prospectus, the materials referred to in this prospectus or the materials incorporated by reference into this prospectus.

You are cautioned that no forward-looking statement is a guarantee of future performance and you should not place undue reliance on any forward-looking statement.  Such statements speak only as of the date of this prospectus and we are not undertaking any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

PRICE RANGE OF OUR COMMON STOCK

Our common stock currently trades on the OTC Bulletin Board under the symbol NSSI.  The following table sets forth, for the periods indicated, the range of the high and low bid prices for our common stock as reported by OTCBB.com.  Such prices reflect inter-dealer quotations, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

YEAR ENDED DECEMBER 31, 2009	HIGH	LOW
Fourth Quarter	$1.23	$0.90
Third Quarter	$1.18	$0.66
Second Quarter	$0.98	$0.36
First Quarter	$0.62	$0.35

YEAR ENDED DECEMBER 31, 2008	HIGH	LOW
Fourth Quarter	$0.70	$0.38
Third Quarter	$1.05	$0.70
Second Quarter	$1.29	$0.85
First Quarter	$1.50	$1.14

On March 31, 2010, the closing price for our common stock as reported on the OTC Bulletin Board was $0.88 per share. The number of record holders of our common stock was 77 as of March 31, 2010.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock and do not intend to declare or pay cash or other dividends in the foreseeable future. The Board of Directors currently expects to retain future earnings, if any, for use in the operation and expansion of its business. The declaration and payment of any future dividends will be at the discretion of the Board of Directors and will depend upon a variety of factors, including future earnings, if any, operations, capital requirements, our general financial condition, the preferences of any series of preferred stock, our general business conditions and future contractual restrictions on payment of dividends, if any.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes share and exercise price information about our equity compensation plans as of December 31, 2009.

	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column) (a)
Equity compensation plans approved by security holders (1)	3,720,825	$0.61	0(1)
Equity compensation plans not approved by security holders(2)
Aggregate individual option grants outside of Stock Option Plan	8,858,487	$0.98
Total	12,579,312	$0.87	0(1)
__________
(1)
Our 1996 Amended and Restated Stock Option Plan provided for the issuance of options to purchase up to 4,000,000 shares of our common stock.  As of March 2006, no additional options could be issued under the plan in accordance with its terms.

(2)
The aggregate individual option grants outside the Stock Option Plan referred to in the above table include options issued to our officers, directors, employees and consultants in consideration for certain services rendered to us.

BUSINESS

Overview

Our principal business is the acquisition, development, licensing and protection of our intellectual property.  We presently own six patents issued by the U.S. Patent Office that relate to various telecommunications and data networking technologies and include, among other things, patents covering the control of power delivery over local area networks (“LANs”) for the purpose of remotely powering network devices over Ethernet (“PoE”) networks and systems and methods for the transmission of audio, video and data over LANS in order to achieve higher quality of service (“QoS”).  Our strategy is to pursue licensing and strategic business alliances with companies in industries that manufacture and sell products that make use of the technologies underlying our intellectual property as well as with other users of the technologies who benefit directly from the technologies including corporate, educational and governmental entities.

To date, our efforts with respect to our intellectual property have focused on licensing our patent (U.S. Patent No. 6,218,930) covering the control of power delivery over Ethernet cables (the “Remote Power Patent”).  As of March 31, 2010, we had entered six license agreements with respect to our Remote Power Patent which, among others, included license agreements with Microsemi Corporation, Netgear, Inc. and D-Link.  At least for the next twelve months, we do not presently anticipate licensing efforts for our other currently owned patents besides our Remote Power Patent.  We may seek to acquire additional patents in the future.  We continually review opportunities to acquire or license additional intellectual property for the purpose of pursuing licensing opportunities.

The Patents

Our intellectual property currently consists of the following patents:

U.S. Patent No. 6,218,930:  Apparatus and method for remotely powering access equipment over a 10/100 switched Ethernet network;

U.S. Patent No. 6,577,631:  Communication switching module for the transmission and control of audio, video, and computer data over a single network fabric;

U.S. Patent No. 6,574,242:  Method for the transmission and control of audio, video, and computer data over a single network fabric;

U.S. Patent No. 6,570,890:  Method for the transmission and control of audio, video, and computer data over a single network fabric using Ethernet packets;

U.S. Patent No. 6,539,011:  Method for initializing and allocating bandwidth in a permanent virtual connection for the transmission and control of audio, video, and computer data over a single network fabric; and

U.S. Patent No. 6,215,789:  Local area network for the transmission and control of audio, video, and computer data.

In August 2008, we were issued European Patent No. 1086556 titled “Integrated Voice and Data Communications over a Local Area Network” which covers the same technology as covered by our U.S. QoS family of patents.  The Patent has issued in France, Germany, Spain, United Kingdom, Ireland and Canada.

Our future success is largely dependent upon our proprietary technologies, our ability to protect our intellectual property rights and consummate license agreements with respect to our intellectual property.  The complexity of patent and common law, combined with our limited resources, create risk that our efforts to protect our patents may not be successful.  We cannot be assured that our patents will be upheld, or that third parties will not invalidate our patents.  We face uncertainty as to the outcome of our litigation commenced in February 2008 against several major data networking equipment manufacturers pertaining to our Remote Power Patent.  (See Risk Factors “We face uncertainty as to the outcome of our litigation with major data networking equipment manufacturers”).

The provisional patent application for our Remote Power Patent was filed on March 11, 1999 and the patent was granted by the U.S. Office of Patent and Trademark on April 21, 2001.  The patent expires on March 11, 2020.

We were incorporated under the laws of the State of Delaware in July 1990.  Our offices are located at 445 Park Avenue, Suite 1018, New York, New York 10022 and our telephone number is (212) 829-5770.

Market Overview – Remote Power Patent

Our licensing efforts are currently focused on our Remote Power Patent.  Our Remote Power Patent (U.S. Patent No. 6,218,930) relates to several technologies which describe a methodology for controlling the delivery of power to certain devices over an Ethernet network.

The Institute of Electrical and Electronic Engineers (IEEE) is a non-profit, technical professional association of more than 370,000 individual members in approximately 160 countries. The Standards Association of the IEEE is responsible for the creation of global industry standards for a broad range of technology industries.  In 2000, at the urging of several industry vendors, the IEEE formed a task force to facilitate the adoption of a standardized methodology for the delivery of remote power over Ethernet networks which would insure interoperability among vendors of switches and terminal devices.  On June 13, 2003 the IEEE Standards Association approved the 802.3af Power over Ethernet standard (the “Standard”), which covers technologies deployed in delivering power over Ethernet networks.  The Standard provides for the Power Sourcing Equipment (PSE) to be deployed in switches or as standalone midspan hubs to provide power to remote devices such as wireless access points, IP phones and network-based cameras. The technology is commonly referred to as Power over Ethernet (“PoE”).  We believe that our Remote Power Patent covers several of the key technologies covered by the Standard.

Ethernet is the leading local area networking technology in use today.  PoE technology allows for the delivery of power over Ethernet cables rather than by separate power cords.  As a result, a variety of network devices, including IP telephones, wireless LAN Access Points, web-based network security cameras, data collection terminals and other network devices, are able to receive power over existing data cables without the need to modify the existing infrastructure to facilitate the provision of power for such devices through traditional AC outlets.  Advantages such as lower installation costs, remote management capabilities, lower maintenance costs, centralized power backup, and flexibility of device location as well as the advent of worldwide power compatibility, create the possibility of PoE becoming widely adopted in networks throughout the world.

PoE provides numerous benefits including quantifiable returns on investment.  The cost of hiring electricians to pull power cables to remote locations used for access points or security cameras can rival or exceed the cost of the devices.  Another key benefit is the need for Voice over IP power reliability in the face of power failures.  Using PoE enables data center power supply systems to ensure ongoing power – a function that would be difficult and expensive to implement if each phone required AC outlets.

These and other advantages such as remote management capabilities, lower maintenance costs, and flexibility of device location have led to forecasts that PoE will be widely adopted in networks throughout the world.  The benefits of PoE are compelling as evidenced by the introduction of products by such leading vendors such as Cisco Systems, Foundry Networks, Extreme Networks, 3Com, Siemens, Nortel Networks and Avaya, as well as many others.

The ability to supply power to end-devices over Ethernet networks can be applied to other end-devices, such as advanced security cameras, RFID card readers, laptop computers, personal digital assistants and portable digital music players.  As the desire to connect more end-devices to the Ethernet network grows, we believe that PoE technology will become more widely used as a method to power these end-devices.

Additional Patents

We also own five (5) additional patents, besides our Remote Power Patent, covering various methodologies that provide for allocating bandwidth and establishing QoS for delay sensitive data, such as voice, on packet data networks.  QoS issues become important when data networks carry packets that contain audio and video which may require priority over data packets traveling over the same network.  Covered within these patents are also technologies that establish bi-directional communications control channels between network-connected devices in order to support advanced applications on traditional data networks.  We believe that potential licensees of the technologies contained in these patents would be vendors deploying applications that require the low latency transport of delay sensitive data such as video over data networks.

Network-1 Strategy

Our strategy is to capitalize on our intellectual property by entering into licensing arrangements with third parties including manufacturers and users that utilize our intellectual property’s proprietary technologies as well as any additional proprietary technologies covered by patents which may be acquired by us in the future.  We will also seek to enter into licensing arrangements with users of the proprietary technologies, including corporate, educational and governmental entities in those cases where the patent rights extend to the users of the technologies contained in manufactured products.

We do not anticipate manufacturing products utilizing our intellectual property or any of the proprietary technologies contained in our intellectual property. Accordingly, we do not anticipate establishing a manufacturing, sales or marketing infrastructure.  Consequently, we believe that our capital requirements will be less than the capital requirements for companies with such infrastructure requirements.

In connection with our activities relating to the protection of our intellectual property, it may be necessary to assert patent infringement claims against third parties that we believe are infringing our patents, as is the case with our litigation against eight major data networking equipment manufacturers (“Legal Proceedings – Pending Litigation Against Major Data Networking Equipment Manufacturers”) and as we previously asserted against D-Link (See “Legal Proceedings - D-Link Settlement”).

Licensing

To date we have entered into six license agreements with respect to our Remote Power Patent.  We believe that potential licensees include, among others, Wireless Local Area Networking (WLAN) equipment manufacturers, Local Area Networking (LAN) equipment manufacturers, Voice Over IP Telephony (VOIP) equipment manufacturers, and network camera manufacturers.  In addition, we believe that additional potential licensees include users of the equipment embodying the PoE technology covered by our Remote Power Patent, including corporate, educational and federal, state and local government users, as we believe that they are significant beneficiaries of the technologies covered by our Remote Power Patent.

ThinkFire Agreement

On November 30, 2004, we entered into a Master Services Agreement (the “Agreement”) with ThinkFire Services USA, Ltd. (“ThinkFire”) pursuant to which ThinkFire has been granted the exclusive (except for direct efforts by us and related companies) worldwide rights to negotiate license agreements for our Remote Power Patent with respect to certain potential licensees agreed to between the parties.  Either we or ThinkFire may terminate the Agreement upon 60 days’ notice for any reason or upon 30 days’ notice in the event of a material breach.  We have agreed to pay ThinkFire a fee not to exceed 20% of the royalty payments received from license agreements consummated by ThinkFire on our behalf after we recover our expenses.

Licensing Program

As of March 31, 2010, we had transmitted letters to approximately 250 companies offering licenses to our Remote Power Patent.  In addition, in September 2005 we initiated an industry-wide Power Up Licensing program that offered licenses for our Remote Power Patent to “early adopters” that included royalty rates and related fees at a discount from our standard royalty rates and fees for a limited time period.  The Power Up licensing program continued until May 2007.  No licenses were granted under the Power Up licensing program.

On June 25, 2008, we announced the introduction of a Special Licensing Program for our Remote Power Patent.  We entered into 3 license agreements as part of our Special Licensing Program.  Our Special Licensing Program was of limited duration (through December 31, 2008) and was implemented on an industry-wide basis to offer discounted running royalty rates and exceptions to our standard licensing terms and conditions for our Remote Power Patent to vendors of finished products that comply with the PoE Standard, including equipment defined in the PoE Standard as Power Sourcing Equipment (PSE) and Powered Devices (PD).  The Special Licensing Program was available to all vendors of PoE equipment including those companies that are defendants in our pending patent litigation against eight major data networking equipment manufacturers.  Our agreement with Microsemi Corp. - Analog Mixed Signal Group Ltd. (“Microsemi”), dated June 17, 2008, among other things, enabled Microsemi to assist its customers’ evaluation of our Remote Power Patent and the terms being made available to vendors of PoE equipment pursuant to our Special Licensing Program.

Microsemi License

In August 2008, as part of our Special Licensing Program and our agreement with Microsemi Corp-Analog Mixed Signal Group Ltd. (“Microsemi-Analog”), previously PowerDsine Ltd, entered into in June 2008, Microsemi Corporation (“Microsemi”), the parent company of Microsemi-Analog, entered into a license agreement with us with respect to our Remote Power Patent.  The license agreement provides that Microsemi is obligated to pay us quarterly royalty payments of 2% of the sales price for certain of its Midspan PoE products for the full term of our Remote Power Patent (March 2020).

Netgear License

In May 2009 as part of the settlement and under our Special Licensing Program, Netgear entered into a license agreement with us for the Remote Power Patent, effective April 1, 2009. Under the terms of the license, Netgear licenses our Remote Power Patent for its full term which expires in March 2020, and pays quarterly royalties (which began as of April 1, 2009) based on its sales of Power over Ethernet products, including those PoE products which comply with the Institute of Electrical and Electronic Engineers 802.3af and 802.3at Standards.  Licensed products include Netgear’s Power over Ethernet enabled switches and wireless access points.  The royalty rates included in the Netgear license are 1.7% of the sales price of Power Sourcing Equipment, which includes Ethernet switches, and 2% of the sales price of Powered Devices, which includes wireless access points.   The royalty rates are subject to adjustment, under certain circumstances, if we grant a license to other licensees with lower royalty rates and Netgear is able to and agrees to assume all material terms and conditions of such other license. In addition, Netgear paid us $350,000 upon the signing of the license agreement.

D-Link License

In August 2007, we agreed to licensing terms with D-Link Corporation and D-Link Systems (collectively, “D-Link”) as part of a settlement agreement of our patent infringement litigation against D-Link in the United States District Court for the Eastern District of Texas, Tyler Division for infringement of our Remote Power Patent (See “Legal Proceedings - D-Link Settlement”).

The license terms include the agreement by D-Link to license our Remote Power Patent for its full term which expires in March 2020, and the payment of monthly royalty payments (which began in May, 2007) based upon a running royalty rate of 3.25% of the net sales of D-Link branded Power over Ethernet products, including those products which comply with the IEEE 802.3af and 802.3at Standards.  The royalty rate is subject to adjustment to a rate consistent with other similarly situated licensees of our Remote Power Patent based on units of shipments of licensed products.  In June 2009, based upon several licenses issued to third parties under our Special Licensing Program, we agreed with D-Link to adjust the royalty rate to 1.7% of the sales price for Power Servicing Equipment (which includes Ethernet switches) and 2.0% of the sales price for Powered Devices (which includes wireless access points).  In addition, D-Link paid us an upfront payment of $100,000 upon signing of the license agreement.  The products covered by the license include D-Link Power over Ethernet enabled switches, wireless access points, and network security cameras, among others.

Legal Representation

In February 2008, we entered into an agreement with Dovel & Luner, LLP pursuant to which such firm provides legal services to us with respect to our litigation commenced in February 2008 against eight major data networking equipment manufacturers, pending in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of our Remote Power Patent (See “Legal Proceedings”).  The terms of our agreement with Dovel & Luner, LLP provide for fees of a maximum aggregate cash payment of $1.5 million plus a contingency fee of up to 24% depending upon when an outcome is achieved.

With respect to our litigation against D-Link, which was settled in May 2007, we utilized the services of Blank Rome LLP, on a full contingency basis and also the services of Potter Mitton, P.C. (Tyler, Texas) on an hourly basis to serve as local counsel.  In accordance with our contingency fee agreement with Blank Rome LLP, we will pay legal fees to Blank Rome LLP equal to 25% of the royalty revenue received by us from our license agreement with D-Link after we recover our expenses related to the litigation.

Competition

The telecommunications and data networking licensing market is characterized by intense competition and rapidly changing business conditions, customer requirements and technologies.  Although we believe that we have enforceable patents relating to telecommunications and data networking, there can be no assurance that our intellectual property will be upheld or that third parties will not invalidate any or all of the patents in our intellectual property.  In addition, our current and potential competitors may develop technologies that may be more effective than our proprietary technologies or that would render our technologies less marketable or obsolete.  Therefore, we may not be able to compete successfully.

In addition, other companies may develop competing technologies that offer better or less expensive alternatives to PoE and the other technologies covered by our intellectual property.  Several companies have notified the IEEE that they may have patents and proprietary technologies that are covered by the Standard.   In the event any of those companies asserts claims relating to our patents, the licensing royalties available to us may be limited.  Moreover, technological advances or entirely different approaches developed by one or more of our competitors or adopted by various standards groups could render our Remote Power Patent obsolete, less marketable or unenforceable.

Description of Property

We currently lease office space in New York City at a cost of $3,400 per month under a lease which expires in June 2010.

Employees and Consultants

As of the date of this prospectus, we had one full-time employee, no part-time employees and three consultants.

LEGAL PROCEEDINGS

Pending Litigation Against Major Data Networking Equipment Manufacturers

In February 2008, we commenced litigation against eight major data networking equipment manufacturers in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of our Remote Power Patent.  The complaint named as defendants Cisco Systems, Inc., Cisco Linksys, LLC, Enterasys Networks, Inc., 3COM Corporation, Inc., Extreme Networks, Inc., Foundry Networks, Inc., Netgear, Inc. and Adtran, Inc.  We seek injunctive relief and monetary damages for infringement based upon reasonable royalties as well as treble damages for the defendants’ continued willful infringement of our Remote Power Patent.  The defendants, in their answers to our complaint, asserted that they do not infringe any valid claim of our Remote Power Patent, and further asserted that, based on several different theories, the patent claims are invalid or unenforceable.  In addition to these defenses, the defendants also asserted counterclaims for, among other things, non-infringement, invalidity, and unenforceability of our Remote Power Patent.  A Markman hearing, a hearing on claim construction of our Remote Power Patent, was held in December 2009 and a trial date has been set for July, 2010.  On February 16, 2010, the United States District Court for the Eastern District of Texas, Tyler Division, issued its Markman Order in which the Court adopted a number of constructions proposed by us, while also adopting constructions proposed by defendants as well as effectively invalidating two of our claims at issue.  A Markman Order that does not entirely adopt either the plaintiff’s or defendants’ position is common in patent litigation.  In the event that the Court determines that our Remote Power Patent is not valid or enforceable, and/or that the defendants do not infringe, any such determination would have a material adverse effect on our company.

On May 29, 2009 we announced that we had agreed to settle the above referenced litigation with respect to Netgear, Inc. (“Netgear”).  As part of the settlement and under our Special Licensing Program, Netgear entered into a license agreement with us for our Remote Power Patent and we agreed that all claims and counterclaims involving Netgear in the litigation would be dismissed with prejudice.  Under the terms of the license, Netgear licenses the Remote Power Patent from us for its full term (which expires in March 2020), and pays quarterly royalties (which began as of April 1, 2009) based on its sales of Power over Ethernet products, including those Power over Ethernet products which comply with the Institute of Electrical and Electronic Engineers 802.3af and 802.3at Standards.  Licensed products include Netgear’s Power over Ethernet enabled switches and wireless access points.  The royalty rates included in the license are 1.7% of the sales price of Power Sourcing Equipment, which includes Ethernet switches, and 2% of the sales price of Powered Devices, which includes wireless access points.  The royalty rates are subject to adjustment, under certain circumstances, if we grant a license to other licensees with lower royalty rates and Netgear is able to and agrees to assume all material terms and conditions of such other license. In addition, Netgear made a payment of $350,000 to us with respect to the settlement.

D-Link Settlement

In August 2005, we commenced patent litigation against D-Link Corporation and D-Link Systems, Incorporated (collectively “D-Link”) in the United States District Court for the Eastern District of Texas, Tyler division, for infringement of our Remote Power Patent.  Our complaint sought, among other things, a judgment that our Remote Power Patent is enforceable and has been infringed by the defendants.  We also sought a permanent injunction restraining the defendants from continued infringement, or active inducement of infringement by others, of our Remote Power Patent.

In August 2007, we finalized the settlement of our patent infringement litigation against D-Link.  Under the terms of the settlement, D-Link entered into a license agreement for our Remote Power Patent the terms of which include monthly royalty payments of 3.25% (subject to adjustment as noted below) of the net sales of D-Link Power over Ethernet products, including those products which comply with the IEEE 802.3af and 802.3at Standards, for the full term of our Remote Power Patent, which expires in March 2020.  In addition, D-Link paid us $100,000 upon signing of the Settlement Agreement.  The royalty rate is subject to adjustment to a rate consistent with other similarly situated licensees of our Remote Power Patent based on units of shipments of licensed products.  In June 2009, based upon several licenses issued to third parties under our Special Licensing Program, we agreed with D-Link to adjust the royalty rate to 1.7% of the sales price for Power Servicing Equipment (which includes Ethernet switches) and 2.0% of the sales price for Powered Devices (which includes wireless access points).

Microsemi - PowerDsine Settlement

On November 16, 2005, we entered into a Settlement Agreement with PowerDsine, Inc. and PowerDsine Ltd. (collectively, “PowerDsine”) which dismissed, with prejudice, patent litigation brought by PowerDsine against us in March 2004 in the United States District Court for the Southern District of New York that sought a declaratory judgment that our Remote Power Patent was invalid and not infringed by PowerDsine and/or its customers.  Under the terms of the Settlement Agreement, we agreed that, under certain circumstances, we will not initiate litigation against PowerDsine for its sale of Power over Ethernet (PoE) integrated circuits.  In addition, we agreed that we will not seek damages for infringement from customers that incorporate PowerDsine integrated circuit products in PoE capable Ethernet switches manufactured on or before  April 30, 2006. PowerDsine has agreed that it will not initiate, assist or cooperate in any legal action relating to the Remote Power Patent.  In June 2008 we entered into a new agreement with Microsemi Corp-Analog Mixed Signal Group Ltd (“Microsemi Analog”), previously PowerDsine Ltd, a subsidiary of Microsemi Corporation (“Microsemi”), a leading manufacturer of high performance analog mixed-signal integrated circuits and high reliability semiconductors, which, among other things, amended the prior Settlement Agreement entered into between the parties in November 2005.  As part of our Special Licensing Program and our agreement with Microsemi Analog entered into in June 2008, Microsemi entered into a license agreement, dated August 13, 2008, with us with respect to our Remote Power Patent.  The license agreement provides that Microsemi is obligated to pay us quarterly royalty payments of 2% of the sales price for certain of Microsemi’s Midspan PoE products for the full term of our Remote Power Patent (March 2020).

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders.  All proceeds from the sale of such shares will be for the accounts of the selling stockholders.  We will receive proceeds from the exercise of all warrants and options held by the selling stockholders and exercised by the payment of cash.  Cash proceeds that we may receive upon exercise of the warrants and options will be used for working capital purposes.

SELLING STOCKHOLDERS

The following table sets forth the names of the selling stockholders who may sell their shares under this prospectus from time to time.  The selling stockholders are not obligated to sell any of the shares offered by this prospectus.  The number of shares sold by each selling stockholder may depend on a number of factors, such as the market price of our common stock.

We are registering 9,438,449 shares of our common stock for resale by the selling stockholders.  We agreed to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) with the Securities and Exchange Commission, of which this prospectus is a part, with respect to the resale of:

•	2,166,667 shares of common stock and 1,666,667 shares of common stock issuable upon exercise of warrants issued to investors in our private offering completed on April 16, 2007;

•	360,000 shares of common stock issuable upon exercise of warrants issued to the placement agents with respect to the private offering completed on April 16, 2007;

•	898,750 shares of our common stock issuable upon exercise of warrants issued in our private offering completed in December 2004 and January 2005; and

•	3,046,365 shares of our common stock and 1,300,000 shares of our common stock issuable upon exercise of warrants and options owned by our Chairman and Chief Executive Officer and related parties.

The number of shares of our common stock shown in the following table as being offered by the selling stockholders do not include such presently indeterminate number of additional shares of our common stock that may be issuable as a result of stock splits, stock dividends and similar transactions.  Pursuant to Rule 416 under the Securities Act, however, such shares are included in the Registration Statement of which this prospectus is a part.

The selling stockholders may sell any or all of their shares listed below from time to time. Accordingly, we cannot estimate how many shares the selling stockholders will own upon consummation of any such sales.  Also, the selling stockholders may have sold, transferred or otherwise disposed of all or a portion of their shares since the date on which the information was provided in transactions exempt from the registration requirements of the Securities Act.

Of the selling stockholders listed in the table below, Eric Singer, Hilary Bergman, Brad Reifler, Jack Brimberg, Theodore J. Marolda, Jay Tomlinson and Steven Heinemann are believed by us to be affiliates of broker-dealers, who purchased the shares in the ordinary course of business and at the time of the purchase of the securities to be resold, such selling stockholders did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities.

None of the selling stockholders has had a material relationship with us within the past three years other than as a result of the ownership of our securities except: (i) Corey M. Horowitz is our Chairman and Chief Executive Officer, (ii) Mr. Horowitz and Laurent Ohana serve on our board of directors, (iii) Brad Reifler is affiliated with Pali Capital, Inc., a placement agent with respect to our April 2007 private offering, (v) Eric Singer, Hilary Bergman and Matthew Pilkington were affiliated with Pali Capital, Inc. at the time of our April 2007 private offering and (iv) Jack Brimberg, Theodore J. Marolda and Jay Tomlinson are affiliated with Brimberg & Co., L.P., also a placement agent with respect to our April 2007 private offering.

Name	Number of Shares Beneficially Owned Prior to Offering(1)	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering(1)(2)	Percentage of Outstanding Common Stock After Offering(1)
Corey M. Horowitz	10,427,560(3)	4,346,365(4)	6,081,195	20.1%

CMH Capital Management Corp.	3,767,800(5)	3,767,800(5)	0	0%

Donna Slavitt	67,471	67,471	0	0%

Logan Zev Horowitz 1999 Trust	80,000 (6)	80,000(6)	0	0%

Dylan Max Horowitz 1999 Trust	80,000 (6)	80,000(6)	0	0%

Corey M. Horowitz Custodian for Zachary Jordon Horowitz	80,000(6)	80,000(6)	0	0%

Horowitz Partners	2,291(7)	2,291(7)	0	0%

Hound Partners, LLC	3,279,917(8)	3,250,001(9)	29,916	*

Name	Number of Shares Beneficially Owned Prior to Offering(1)	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering(1)(2)	Percentage of Outstanding Common Stock After Offering(1)
Hound Partners Offshore Fund, L.P.	1,733,225(10)	1,703,309(11)	29,916	*

Hound Partners, L.P.	1,213,942(12)	1,213,942(12)	0	0%

Graham Partners, L.P.	166,667(13)	166,667(14)	0	0%

Aurelian Partners, L.P.	611,300(15)	166,667(16)	444,633	1.8%

Brian T. Horey SEP-IRA, Charles Schwab & Co. Custodian	100,000(17)	33,333(18)	66,667	*

Zaykowski Limited Partners, L.P.	33,333(19)	33,333(19)	0	0%

Zaykowski Qualified Partners, L.P.	33,333(20)	33,333(20)	0	0%

Lewis Opportunity Fund, L.P.	70,833(21)	70,833(21)	0	0%

LAM Opportunity Fund, LTD	12,500(22)	12,500(22)	0	0%

Theodore J. Marolda	83,578(23)	54,000(24)	29,578	*

Jack Brimberg	37,500(25)	37,500(25)	0	0%

Jay Tomlinson	16,500(26)	16,500(26)	0	0%

Matthew Pilkington	17,560(27)	7,560(28)	10,000	*

Emigrant Capital Corporation	1,312,500(29)	187,500(30)	1,125,000	4.7%

Eric Singer	779,007(31)	543,840(32)	235,167	*

Singer Opportunity Fund, L.P.	331,459(33)	272,125(34)	59,334	*

Singer Fund, L.P.	245,375(35)	102,875(36)	142,500	*

David M. Seldin	474,000(37)	65,000(38)	409,000	2.1%

Gilbert S. Stein	175,000(39)	25,000(40)	150,000	*

John R. Hart	75,000(41)	25,000(42)	50,000	*

CGA Resources, LLC	87,500(43)	12,500(44)	75,000	*

Barry S. Friedberg	87,500(45)	12,500(46)	75,000	*

Dasa Sada, LLC	87,500(47)	12,500(48)	75,000	*

Steven Ackerman	165,500(49)	12,500(50)	153,000	*

Francis May	43,750(51)	6,250(52)	37,500	*

Name	Number of Shares Beneficially Owned Prior to Offering(1)	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering(1)(2)	Percentage of Outstanding Common Stock After Offering(1)
Kenneth L. Walters	17,500(53)	2,500(54)	15,000	*

Jeb Investment Ltd.	165,450(55)	23,750(56)	141,700	*

Jeb Partners, L.P.	155,050(57)	23,750(58)	131,300	*

Manchester Explorer Limited Partnership	115,200(59)	15,000(60)	100,200	*

Steven D. Heinemann	2,360,252(61)	91,667(62)	2,268,585	9.4%

Brian Eng	112,500(63)	12,500(64)	100,000	*

Brad Reifler	45,300(65)	37,800(66)	7,500	*

Hilary Bergman	45,300(67)	37,800(68)	7,500	*

Samuel Solomon	15,000(69)	2,500(70)	12,500	*

Edward Sussi	5,000(71)	5,000(71)	0	0%

Alan Friedman	5,000(72)	5,000(72)	0	0%

Laurent Ohana	225,000(73)	50,000(74)	175,000	*
__________________
*  Less than 1%

(1)	Except as otherwise indicated, the address for each beneficial owner is c/o Network-1 Security Solutions, Inc., 445 Park Avenue, Suite 1018, New York, New York 10022.

(2)
Unless otherwise indicated, we believe that all persons named in the above table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities held by such person (but not those held by any other person) and which are exercisable or convertible within 60 days have been exercised and converted.  Assumes a base of 24,135,557 shares of common stock outstanding.

(3)
Includes (i) 268,803 shares of common stock held by Mr. Horowitz, (ii) 6,081,195 shares of common stock subject to currently exercisable stock options held by Mr. Horowitz, (iii) 2,467,800 shares of common stock held by CMH Capital Management Corp. (“CMH”), (iv) 550,000 shares of common stock subject to currently exercisable warrants held by CMH, (v) 750,000 shares of common stock subject to currently exercisable options held by CMH, (vi) 67,471 shares of common stock owned by Donna Slavitt, the wife of Mr. Horowitz, (vii) an aggregate of 240,000 shares of common stock held by two trusts and a custodian account for the benefit of Mr. Horowitz’s three children and (viii) 2,291 shares of common stock held by Horowitz Partners, a general partnership of which Mr. Horowitz is a partner. Does not include options to purchase 500,000 shares of common stock which are not currently exercisable.

(4)
Includes (i) 268, 803 shares of common stock held by Mr. Horowitz, (ii) 2,467,800 shares of common stock held by CMH, (iii) 550,000 shares of common stock subject to currently exercisable warrants held by CMH, (iv) 750,000 shares of common stock subject to currently exercisable options held by CMH, (v) 67,471 shares of common stock owned by Donna Slavitt, the wife of Mr. Horowitz, (vi) an aggregate of 240,000 shares of common stock held by two trusts and a custodian account for the benefit of Mr. Horowitz’s three children and (vii) 2,291 shares of common stock held by Horowitz Partners, a general partnership of which Mr. Horowitz is a partner.

(5)
Includes (i) 2,467,800 shares of common stock, (ii) 550,000 shares of common stock subject to currently exercisable warrants and (iii) 750,000 shares of common stock subject to currently exercisable options.  Corey M. Horowitz, by virtue of being the sole officer and shareholder of CMH Capital Management Corp., has sole power to vote and dispose of the shares of common stock owned by CMH.

(6)
Gary Horowitz, by virtue of being the trustee of the Logan Zev Horowitz 1999 Trust and the Dylan Max Horowitz 1999 Trust, has sole power to vote and dispose of the shares of common stock owned by each of the trusts.  Corey M. Horowitz, by virtue of being custodian for Zachary Jordon Horowitz, has the sole power to vote and dispose of such shares.

(7)
Corey M. Horowitz, Gary Horowitz, Cindy Horowitz and Syd Horowitz, by virtue of being a general partner of Horowitz Partners, may each be deemed to have shared power to vote and dispose of the shares owned by Horowitz Partners.

(8)
Includes (i)222,845 shares of common stock and 109,905 shares of common stock subject to currently exercisable warrants, (ii) 812,985 shares of common stock and 400,957 shares of common stock subject to currently exercisable warrants held by Hound Partners, LP and (iii) 1,160,753 shares of common stock and 572,472 shares of common stock subject to currently exercisable warrants held by Hound Partners Offshore Fund, LP.  Jonathan Auerbach is the managing member of Hound Performance, LLC and Hound Partners, LLC.  Hound Performance, LLC is the general partner of Hound Partners, LP and Hound Partners Offshore Fund, L.P.  Hound Partners, LLC is the investment manager of Hound Partners, LP and Hound Partners Offshore Fund, L.P.  The securities may be deemed to be beneficially owned by Hound Performance, LLC, Hound Partners LLC and Jonathan Auerbach.  The aforementioned beneficial ownership is based upon a Schedule 13G jointly filed by Hound Partners, LLC, Hound Performance, LLC, Hound Partners, L.P. and Hound Partners Offshore Fund, LP, with the Securities and Exchange Commission on April 26, 2007, a Form 3 jointly filed by Hound Partners, LLC, Hound

Performance, LLC and Jonathan Auerbach with the Securities and Exchange Commission on April 26, 2007, and Form 4s jointly filed by Hound Partners, LLC, Hound Performance LLC and Jonathan Auerbach with the Securities and Exchange Commission on August 8, 2008 and April 9, 2010. Jonathan Auerbach, by virtue of being the managing member of Hound Performance, LLC and Hound Partners, LLC, has the power to vote and dispose of the securities held by Hound Partners, LP and Hound Partners Offshore Fund, L.P.

(9)
Includes (i) 222,845 shares of common stock and 109,905 shares of common stock subject to currently exercisable warrants, (ii) 812,985 shares of common stock and 400,957 shares of common stock subject to currently exercisable warrants owned by Hound Partners, L.P. and (iii) 1,130,837 shares of common stock and 572,472 shares of common stock subject to currently exercisable warrants owned by Hound Partners Offshore Fund, L.P.

(10)	Includes (i) 1,160,753 shares of common stock and (ii) 572,472 shares of common stock subject to currently exercisable warrants held by Hound Partners Offshore Fund, L.P.

(11)	Includes (i) 1,130,837 shares of common stock and (ii) 598,434 shares of common stock subject to currently exercisable warrants.

(12)	Includes (i) 812,985 shares of common stock and (ii) 400,957 shares of common stock subject to currently exercisable warrants owned by Hound Partners, LP.

(13)
Includes 166,667 shares of common stock subject to currently exercisable warrants owned by Graham Partners, L.P. Harold W. Berry III, as the general partner of Graham Partners, L.P., has the power to vote and dispose of the securities owned by Graham Partners, L.P.

(14)	Includes 166,667 shares of common stock subject to currently exercisable warrants owned by Graham Partners, L.P.

(15)
Includes (i) 444,633 shares of common stock and (ii) 166,667 shares of common stock subject to currently exercisable warrants owned by Aurelian Partners, L.P.  Brian Horey, as general partner of Aurelian Partners, L.P., has sole power to vote and dispose of the securities owned by Aurelian Partners, L.P.

(16)	Includes 166,667 shares of common stock subject to currently exercisable warrants owned by Aurelian Partners, L.P.

(17)	Includes (i) 66,667 shares of common stock and (ii) 33,333 shares of common stock subject to currently exercisable warrants owned by Brian T. Horey SEP-IRA, Charles Schwab & Co. Custodian.

(18)	Includes 33,333 shares of common stock subject to currently exercisable warrants.

(19)
Includes 33,333 shares of common stock subject to currently exercisable warrants owned by Zaykowski Limited Partners, L.P.  Paul Zaykowski, as the general partner of Zaykowski Limited Partners, L.P., has the sole power to vote and dispose of the securities owned by Zaykowski Limited Partners, L.P.

(20)
Includes 33,333 shares of common stock subject to currently exercisable warrants owned by Zaykowski Qualified Partners, L.P. Paul Zaykowski, as the general partner of Zaykowski Qualified Partners, L.P., has the sole power to vote and dispose of the securities owned by Zaykowski Qualified Partners, L.P.

(21)
Includes 70,833 shares of common stock subject to currently exercisable warrants owned by Lewis Opportunity Fund, L.P.  W. Austin Lewis IV as general partner/portfolio manager has the sole power to vote and dispose of the securities owned by Lewis Opportunity Fund, L.P.

(22)
Includes 12,500 shares of common stock subject to currently exercisable warrants owned by LAM Opportunity Fund, L.P.  W. Austin Lewis IV, as General Partner/Portfolio Manager, has the sole power to vote and dispose of the securities owned by LAM Opportunity Fund.

(23)	Includes (i) 29,578 shares of common stock and (ii) 54,000 shares of common stock subject to currently exercisable warrants.

(24)	Includes 54,000 shares of common stock subject to currently exercisable warrants.

(25)	Includes 37,500 shares of common stock subject to currently exercisable warrants.

(26)	Includes 16,500 shares of common stock subject to currently exercisable warrants.

(27)	Includes (i) 10,000 shares of common stock and (ii) 7,560 shares of common stock, subject to currently exercisable warrants.

(28)	Includes 7,560 shares of common stock subject to currently exercisable warrants.

(29)
Includes (i) 1,125,000 shares of common stock and (ii) 187,500 shares of common stock subject to currently exercisable warrants.  Howard Millstein, by virtue of being an officer of New York Private Bank and Trust Corporation and trustee of the Paul Milstein Revocable 1998 Trust, both indirect owners of Emigrant Capital Corporation, may be deemed to have sole power to vote and dispose of the securities owned by Emigrant Capital Corporation.  The address of Emigrant Capital Corporation is 6 East 43rd Street, New York, New York  10017.

(30)	Includes 187,500 shares of common stock subject to currently exercisable warrants.

(31)
Includes (i) 59,334 shares of common stock and 272,125 shares of common stock subject to currently exercisable warrants owned by Singer Opportunity Fund, L.P., (ii) 142,500 shares of common stock and 102,875 shares of common stock subject to currently exercisable warrants owned by Singer Fund, L.P., (iii) 168,840 shares of common stock subject to currently exercisable warrants owned by Mr. Singer and (iv) 33,333 shares of common stock owned by Singer Congressional Fund, L.P. Singer Fund Management, LLC makes all investment and voting decisions on behalf of Singer Opportunity Fund, L.P., Singer Fund, L.P. and Singer Congressional Fund, L.P.  The aforementioned is based in part on a Schedule 13G filed jointly by Singer Fund Management, LLC, Singer Opportunity Fund, L.P., Singer Fund, L.P. and Singer Congressional Fund, L.P. with the Securities and Exchange Commission on March 23, 2005.

(32)
Includes (i) 272,125 shares of common stock subject to currently exercisable warrants owned by Singer Opportunity Fund, L.P., (ii) 102,875 shares of common stock subject to currently exercisable warrants owned by Singer Fund, L.P., and (iii) 168,840 shares of common stock subject to currently exercisable warrants owned by Mr. Singer.

(33)
Includes (i) 59,334 shares of common stock and (ii) 272,125 shares of common stock subject to currently exercisable warrants owned by Singer Opportunity Fund, L.P.  Eric Singer, by virtue of being managing member of Singer Opportunity Fund, L.P. and Singer Fund Management, LLC, has sole power to vote and dispose of the shares owned by Singer Opportunity Fund, L.P.  The address of Singer Opportunity Fund, L.P. is 1420 Lexington Avenue, New York, New York  10170.

(34)	Includes 272,125 shares of common stock subject to currently exercisable warrants owned by Singer Opportunity Fund, L.P.

(35)
Includes (i) 142,500 shares of common stock and (ii) 102,875 shares of common stock subject to currently exercisable warrants owned by Singer Fund, L.P.  Eric Singer, by virtue of being managing member of Singer Fund, L.P. and Singer Fund Management, LLC, has sole power to vote and dispose of the securities owned by Singer Fund, L.P.  The address of Singer Fund, L.P. is 1420 Lexington Avenue, New York, New York  10170.

(36)	Includes 102,875 shares of common stock subject to currently exercisable warrants owned by Singer Fund, L.P.

(37)	Includes (i) 409,000 shares of common stock and (ii) 65,000 shares of common stock subject to currently exercisable warrants.

(38)	Includes 65,000 shares of common stock subject to currently exercisable warrants.

(39)	Includes (i) 150,000 shares of common stock and (ii) 25,000 shares of common stock subject to currently exercisable warrants.

(40)	Includes 25,000 shares of common stock subject to currently exercisable warrants.

(41)	Includes 50,000 shares of common stock and (ii) 25,000 shares of common stock subject to currently exercisable warrants.

(42)	Includes 25,000 shares of common stock subject to currently exercisable warrants.

(43)
Includes (i) 75,000 shares of common stock and (ii) 12,500 shares of common stock subject to currently exercisable warrants.  Cass Gunther Adelman, by virtue of being the sole member of CGA Resources, LLC, may be deemed to have sole power to vote and dispose of the securities.

(44)	Includes 12,500 shares of common stock subject to currently exercisable warrants.

(45)	Includes (i) 75,000 shares of common stock and (ii) 12,500 shares of common stock subject to currently exercisable warrants.

(46)	Includes 12,500 shares of common stock subject to currently exercisable warrants.

(47)
Includes (i) 75,000 shares of common stock and (ii) 12,500 shares of common stock subject to currently exercisable warrants.  Allysa Ackerman, by virtue of being the sole member of Dasa Sada, LLC, may be deemed to have sole power to vote and dispose of the securities.

(48)	Includes 12,500 shares of common stock subject to currently exercisable warrants.

(49)	Includes (i) 75,000 shares of common stock and (ii) 12,500 shares of common stock subject to currently exercisable warrants.

(50)	Includes 12,500 shares of common stock subject to currently exercisable warrants.

(51)	Includes (i) 37,500 shares of common stock and (ii) 6,250 shares of common stock subject to currently exercisable warrants.

(52)	Includes 6,250 shares of common stock subject to currently exercisable warrants.

(53)	Includes (i) 15,000 shares of common stock and (ii) 2,500 shares of common stock subject to currently exercisable warrants.

(54)	Includes 2,500 shares of common stock subject to currently exercisable warrants.

(55)
Includes (i) 141,700 shares of common stock and (ii) 23,750 shares of common stock subject to currently exercisable warrants.  James Bresser, by virtue of being a partner of the investment advisor of Jeb Investment Ltd., may be deemed to have sole power to vote and dispose of the securities.

(56)	Includes 23,750 shares of common stock subject to currently exercisable warrants.

(57)
Includes (i) 131,300 shares of common stock and (ii) 23,750 shares of common stock subject to currently exercisable warrants.  James Bresser, by virtue of being an officer of the general partner of Jeb Partners, L.P., may be deemed to have sole power to vote and dispose of the securities.

(58)	Includes 23,750 shares of common stock to currently exercisable warrants.

(59)
Includes (i) 100,200 shares of common stock and (ii) 15,000 shares of common stock subject to currently exercisable warrants. James Bresser, by virtue of being an officer of Manchester Explorer Limited Partnership, may be deemed to have sole power to vote and dispose of the securities.

(60)	Includes 15,000 shares of common stock subject to currently exercisable warrants.

(61)	Includes (i) 2,268,585 shares of common stock and (ii) 91,667 shares of common stock subject to currently exercisable warrants.

(62)	Includes 91,667 shares of common stock subject to currently exercisable warrants.

(63)	Includes (i) 100,000 shares of common stock and (ii) 12,500 shares of common stock subject to currently exercisable warrants.

(64)	Includes 12,500 shares of common stock subject to currently exercisable warrants.

(65)	Includes (i) 7,500 shares of common stock and (ii) 37,800 shares of common stock subject to currently exercisable warrants.

(66)	Includes 37,800 shares of common stock subject to currently exercisable warrants.

(67)	Includes (i) 7,500 shares of common stock and (ii) 37,800 shares of common stock subject to currently exercisable warrants.

(68)	Includes 37,800 shares of common stock subject to currently exercisable warrants.

(69)	Includes (i) 12,500 shares of common stock and (ii) 2,500 shares of common stock subject to currently exercisable warrants.

(70)	Includes 2,500 shares of common stock subject to currently exercisable warrants.

(71)	Includes 5,000 shares of common stock subject to currently exercisable warrants.

(72)	Includes 5,000 shares of common stock subject to currently exercisable warrants.

(73)	Includes 225,000 shares of common stock subject to currently exercisable warrants and options.

(74)	Includes 50,000 shares of common stock subject to currently exercisable warrants.

PLAN OF DISTRIBUTION

This offering is self-underwritten; neither we nor the selling stockholders have employed an underwriter for the sale of common stock by the selling stockholders.  We will bear all expenses in connection with the preparation of this prospectus.  The selling stockholders will bear all expenses associated with the sale of their common stock including commissions and brokerage fees.

The selling stockholders may offer their shares of common stock directly or through pledgees, donees, transferees or other successors in interest in one or more of the following transactions:

•	ordinary brokerage transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may offer their shares of common stock at any of the following prices:

•	fixed prices that may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; and

•	at negotiated prices.

The selling stockholders may effect transactions by selling shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares of common stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

Any broker-dealer acquiring common stock from the selling stockholders may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers.  Any such sales may be at prices then prevailing on the OTC Bulletin Board or at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods.  The selling stockholders and any broker-dealers that act in connection with the sale of the common stock hereunder may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act; any commission received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.  Any such commissions, as well as other expenses incurred by the selling stockholders and applicable transfer taxes, are payable by the selling stockholders.

The selling stockholders reserve the right to accept, and together with any agent of the selling stockholder, to reject in whole or in part any proposed purchase of the shares of common stock.  The selling stockholders will pay any sales commissions or other seller’s compensation applicable to such transactions.

We have not registered or qualified offers and sales of shares of the common stock under the laws of any country other than the United States.  To comply with certain states’ securities laws, if applicable, the selling stockholders will offer and sell their shares of common stock in such jurisdictions only through registered or licensed brokers or dealers.  In addition, in certain states the selling stockholders may not offer or sell shares of common stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

Any shares of common stock offered under this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may also be sold under Rule 144 rather than pursuant to this prospectus.

The selling stockholders with respect to any purchase or sale of shares of common stock are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended.  In general, Rule 102 under Regulation M prohibits any person connected with a distribution of securities (the “Distribution”) from directly or indirectly bidding for, or purchasing for any account in which he or she has a beneficial interest, any of such securities or any right to purchase such securities, for a period of one business day before and after completion of his or her participation in the Distribution (we refer to that time period as the “Distribution Period”).

During the Distribution Period, Rule 104 under Regulation M prohibits the selling stockholders and any other persons engaged in the Distribution from engaging in any stabilizing bid or purchasing of our common stock except for the purpose of preventing or retarding a decline in the open market price of our common stock.  No such person may effect any stabilizing transaction to facilitate any offering at the market.  Inasmuch as the selling shareholders will be reoffering and reselling our common stock at the market, Rule 104 prohibits them from effecting any stabilizing transaction in contravention of Rule 104 with respect of our common stock.

There can be no assurance that the selling stockholders will sell any or all of the shares offered by them hereunder or otherwise.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, INCLUDED ELSEWHERE IN THIS PROSPECTUS. EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING, BUT NOT LIMITED TO, THOSE DISCUSSED IN THE SECTION HEREIN ENTITLED "RISK FACTORS" OF THIS PROSPECTUS AS WELL AS THOSE RISKS DISCUSSED IN THIS SECTION AND ELSEWHERE IN THIS PROSPECTUS. BECAUSE SUCH STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS.

Overview

Our principal business is the acquisition, development, licensing and protection of our intellectual property. We presently own six patents covering various telecommunications and data networking technologies including, among others, patents covering the delivery of power over Ethernet for the purpose of remotely powering network devices, and the transmission of audio, video and data over computer and telephony networks. Our strategy is to pursue licensing and strategic business alliances with companies in the industries that manufacture and sell products that make use of the technologies underlying our patents as well as with other users of the technology who benefit directly from the technology including corporate, educational and governmental entities.

To date, our efforts with respect to our intellectual property have focused on licensing our patent (U.S. Patent No. 6,218,930) covering the control of power delivery over Ethernet cables (the “Remote Power Patent”).  As of March 31, 2010, we had entered into six license agreements with respect to our Remote Power Patent which, among others, included license agreements with D-Link, Microsemi Corporation and Netgear, Inc. (See Note [D] to our financial statements included as part of this Annual Report).  We may seek to acquire additional patents in the future. We continually review opportunities to acquire or license additional intellectual property for the purpose of pursuing licensing opportunities.

To date we have incurred significant losses and at December 31, 2009 had an accumulated deficit of $(53,473,000).  For the year ended December 31, 2009 and the year ended December 31, 2008, we incurred net losses of $(2,578,000) and $(1,618,000), respectively.  We anticipate that we will continue to incur losses until we enter into additional license agreements with respect to our patented technologies or achieve material additional revenue from our existing license agreements.  We achieved revenue of $811,000 for the year ended December 31, 2009 and $349,000 for the year ended December 31, 2008 with respect to royalties pertaining to our Remote Power Patent.  Our inability to consummate additional material license agreements or achieve material additional revenue from our existing license agreements would have a material adverse effect on our operations.

Our success and ability to generate revenue is largely dependent on our ability to consummate licensing arrangements with third parties.  In November 2004, we entered into an agreement with ThinkFire Services USA, Ltd. (“ThinkFire”) pursuant to which ThinkFire has been granted the exclusive worldwide rights to negotiate license agreements for our Remote Power Patent with certain agreed-upon potential licensees.  We agreed to pay ThinkFire a fee ranging from 5% to 20% of the royalty payments received from license agreements consummated by ThinkFire on our behalf after we recover our expenses.

In February 2008, we commenced litigation against eight major data networking equipment manufacturers in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of our Remote Power Patent.  The complaint named as defendants Cisco Systems, Inc., Cisco Linksys, LLC, Enterasys Networks, Inc., 3COM Corporation, Inc., Extreme Networks, Inc., Foundry Networks, Inc., Netgear, Inc. and Adtran, Inc.  We seek injunctive relief and monetary damages for infringement based upon reasonable royalties as well as treble damages for the defendant’s continued willful infringement of our Remote Power Patent.  The defendants answered the complaint and asserted that they do not infringe any valid claim of our Remote Power Patent, and further asserted that, based on several different theories, the patent claims are invalid or unenforceable.  In addition to these defenses, the defendants also asserted counterclaims for, among other things, non-infringement, invalidity, and unenforceability of our Remote Power Patent.  A Markman hearing, a hearing on claim construction of our Remote Power Patent, was held in December, 2009. On February 16, 2010, the United States District Court for the Eastern District of Texas, Tyler Division, issued its Markman Order in which the Court adopted a number of constructions proposed by us, while also adopting constructions proposed by defendants as well as effectively invalidating two of our claims at issue.  A Markman Order that does not entirely adopt either the plaintiff’s or defendants’ position is common in patent litigation.  A trial date has been set for July, 2010.  In the event that the Court determines that our Remote Power Patent is not valid or enforceable, and/or that the defendants do not infringe, any such determination would have a material adverse effect on us.

On May 29, 2009 we announced that we had agreed to settle the above referenced litigation with respect to Netgear, Inc. (“Netgear”).  As part of the settlement and under our Special Licensing Program, Netgear entered into a license agreement with us for our Remote Power Patent.  Under the terms of the license, Netgear licenses the Remote Power Patent from us for its full term (which expires in March 2020), and pays quarterly royalties (which began as of April 1, 2009) based on its sales of Power over Ethernet products, including those Power over Ethernet products which comply with the Institute of Electrical and Electronic Engineers 802.3af and 802.3at Standards.  Licensed products include Netgear’s Power over Ethernet enabled switches and wireless access points.  The royalty rates included in the license are 1.7% of the sales price of Power Sourcing Equipment, which includes Ethernet switches, and 2% of the sales

price of Powered Devices, which includes wireless access points.   The royalty rates are subject to adjustment, under certain circumstances, if we grant a license to other licensees with lower royalty rates and Netgear is able to and agrees to assume all material terms and conditions of the other license. In addition, Netgear made a payment to us of $350,000 with respect to the settlement.

In August 2007 we finalized the settlement of our patent litigation against D-Link in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of our Remote Power Patent (U.S. Patent No. 6,218,930).  Under the terms of the settlement, D-Link licenses our Remote Power Patent the terms of which include monthly royalty payments of 3.25% (as adjusted as noted below) of the net sales of D-Link branded Power over Ethernet products, including those products which comply with the IEEE 802.3af and 802.3at Standards, for the full life of our Remote Power Patent, which expires in March 2020.  The royalty rate is subject to adjustment to a rate consistent with other similarly situated licensees of our Remote Power Patent based on units of shipments of licensed products.  In addition, D-Link paid us $100,000 upon signing the settlement agreement.  In June 2009, based upon several licenses issued to third parties under our Special Licensing Program, we agreed with D-Link to adjust the royalty rate to 1.7% of the sales price for Power Servicing Equipment (which includes Ethernet switches) and 2.0% of the sales price for Powered Devices (which includes wireless access points).

As part of our Special Licensing Program and our agreement with Microsemi Corp-Analog Mixed Signal Group Ltd. (“Microsemi-Analog”) entered into in June 2008, Microsemi Corporation (“Microsemi”), the parent company of Microsemi-Analog, entered into a license agreement, dated August 13, 2008, with us with respect to the Remote Power Patent.  The license agreement provides that Microsemi is obligated to pay us quarterly royalty payments of 2% of the sales price for certain of Microsemi’s Midspan PoE products for the full term of the Remote Power Patent (through March 2020).

Notwithstanding our license agreements, including those with D-Link, Microsemi and Netgear described above, there is no assurance that we will achieve significant royalty revenue from such licenses, that we will be able to achieve additional material license agreements with third parties relating to our Remote Power Patent or our other patents, or that such license arrangements will result in material revenue to us.

RESULTS OF OPERATIONS

Year Ended December 31, 2009 Compared To Year Ended December 31, 2008

We had revenue of $811,000 for the year ended December 31, 2009 (“2009”) as compared to revenues of $349,000 for the year ended December 31, 2008 (“2008”), which increase in revenues was due primarily to the $350,000 payment from the settlement of our litigation with Netgear, Inc., as well as additional royalties from our licensees.

We had a cost of royalties of $76,000 and $18,000 for 2009 and 2008, respectively, which increase of $58,000 was related to additional compensation payable to our Chairman and Chief Executive Officer pursuant to his employment agreement, and contingent legal fees paid to Dovel & Luner, our patent litigation counsel.

The gross profit for 2009 increased $404,000 from $331,000 for 2008 to $735,000 for 2009.  Such increased gross profit was the result of increased revenue for 2009 due primarily to the $350,000 settlement income of our litigation with Netgear, Inc., as well as additional royalties from our licensees.

General and administrative expenses include overhead expenses, and finance, accounting, legal and other professional services incurred by us.  General and administrative expenses increased by $640,000 from $1,773,000 for 2008 to $2,413,000 for 2009 due primarily to increased fees and expenses from our patent litigation.

We incurred an operating loss of ($2,579,000) for 2009 compared with an operating loss of ($1,729,000) for 2008.  Included in the operating loss for 2009 was $901,000 in charges relating to non-cash compensation expenses primarily related to the adjustment of exercise prices and extension of terms for outstanding options and warrants (see Note D to our financial statements included in this annual report) as compared to $287,000 for such non-cash compensation expenses for 2008.

No provision for or benefit from federal, state or local income taxes was recorded for 2009 and 2008 because we incurred net operating losses and fully reserved our deferred tax assets as their future realization could not be determined.

As a result of the foregoing, we incurred a net loss of $(2,578,000) for 2009 compared with a net loss of $(1,618,000) for 2008.

LIQUIDITY AND CAPITAL RESOURCES

We have financed our operations primarily from the sale of equity securities and royalty revenue from licensing our Remote Power Patent.  We anticipate, based on currently proposed plans and assumptions, relating to our operations, that our cash and cash equivalents of approximately $2,269,000 as of March 31, 2010 will more likely than not be sufficient to satisfy our operations and capital requirements until at least June 30, 2011.  There can be no assurance, however, that such funds will not be expended prior thereto. In the event our plans change, or our assumptions change, or prove to be inaccurate (due to unanticipated expenses, difficulties, delays or otherwise), we may have insufficient funds to support our operations prior to June 30, 2011.  Our inability to consummate additional material licensing arrangements with respect to our Remote Power Patent and generate revenues therefrom, achieve a material increase in revenue from our existing licenses or obtain additional financing when needed, would have a material adverse effect on our company, requiring us to curtail or cease operations. In addition, any equity financing may involve substantial dilution to our current stockholders.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements.

Critical Accounting Policies:

Patents:

We own patents that relate to various telecommunications and data networking technologies.  We capitalize the costs associated with acquisition, registration and maintenance of the patents and amortize these assets over their remaining useful lives on a straight-line basis.  Any further payments made to maintain or develop the patents would be capitalized and amortized over the balance of the useful life for the patents.

Impairment of long-lived assets:

We record impairment losses on long-lived assets used in operations or expected to be disposed of when indicators of impairment exist and the cash flows expected to be derived from those assets are less than carrying amounts of those assets.

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements:

See Note B[11]  to the Financial Statements.

MANAGEMENT

Our current officers and directors as of the date of this prospectus are as follows:

NAME	AGE	POSITION
Corey M. Horowitz	55	Chairman, Chief Executive Officer and Secretary, Chairman of the Board of Directors

David C. Kahn	58	Chief Financial Officer

Robert M. Pons	53	Director

Laurent Ohana	46	Director

Corey M. Horowitz became our Chairman and Chief Executive Officer in December 2003.  Mr. Horowitz has also served as our Chairman of our Board of Directors since January 1996 and has been a member of our Board of Directors since April 1994.  In January 2003, Mr. Horowitz also became our Secretary.  Mr. Horowitz is also President and sole shareholder of CMH Capital Management Corp. (“CMH”), a New York investment advisory and merchant banking firm, which he founded in September 1991. During the period June 2001 through December 2003, CMH rendered financial advisory services to us.  From January 1986 to February 1991, Mr. Horowitz was a general partner in charge of mergers and acquisitions at Plaza Securities Co., a New York investment partnership.

David C. Kahn, CPA, became our Chief Financial Officer in January 2004.  Since December 1989, Mr. Kahn has provided accounting and tax services on a consulting basis to private and public companies.  He also serves as a faculty member of Yeshiva University in New York, a position he has held since August 2000.

Robert M. Pons became a director of our company in December 2003.  Mr. Pons is currently Senior Vice President of TMNG Global (NasdaqGM:TMNG), a leading provider of professional services to the converging communications media and entertainment industries and the capital formation firms that support it.  From January 2004 until April 2007, Mr. Pons served as President and Chief Executive Officer of Uphonia, Inc. (PK:UPHN) (previously SmartServ Online, Inc.), a wireless applications service provider.  From August 2003 until January 2004, Mr. Pons served as Interim Chief Executive Officer of SmartServ Online, Inc. on a consulting basis.  From March 1999 to August 2003, he was President of FreedomPay, Inc., a wireless device payment processing company.  During the period January 1994 to March 1999, Mr. Pons was President of Lifesafety Solutions, Inc., an enterprise software company.  Mr. Pons has over 20 years of management experience with telecommunications companies including MCI, Inc., Sprint, Inc. and Geotek, Inc.

Laurent Ohana became a director of our company in September 2005.  Mr. Ohana is currently the Managing Partner of Parkview Ventures LLC (“Parkview”), a company engaged in merchant banking activities, including making investments in and providing strategic advisory services to information technology firms in the US and internationally.  From 1999 to 2002, Mr. Ohana was the CEO of Inlumen, Inc., a company engaged in providing private label web-based financial portals to financial institutions.  From 1994 to 2004, Mr. Ohana was the managing partner of New Media Capital LLC, a technology venture capital and advisory firm.  From 1987 to 1993, Mr. Ohana was a corporate attorney at Fried Frank Harris Shriver & Jacobson.

Key Consultant

Jonathan Greene has served as a consultant to our company since December 2004 providing technical and marketing analysis for our intellectual property.  Mr. Greene also serves as a member of our Technical Advisory Board.  Since April 2006, Mr. Greene has also served as a marketing consultant for Avatier Corporation, a developer of identity management software.  From August 2003 until December 2004, he served as a consultant to Neartek, Inc., a storage management software company (August 2003 until October 2003) and Kavado Inc., a security software company (November 2003 until December 2004).  From January 2003 until July 2003, Mr. Greene served as Director of Product Management for FalconStor Software, Inc., a storage management software company.  From December 2001 through December 2002, Mr. Greene served as our Senior Vice President of Marketing and Business Development, at a time when we were engaged in the development, marketing and licensing of security software.  From December 1999 until September 2001, he served as Senior Vice President of Marketing for Panacya Inc., a vendor of service management software.  Mr. Greene has also held positions at System Management ARTS (SMARTS), Computer Associates, Cheyenne Software and Data General.

Committees of the Board of Directors

Audit Committee

We do not have a separate audit committee.  Our Board of Directors functions as our audit committee in accordance with Section 3(a)58(A) of the Securities Exchange Act of 1934.  While we are not listed on AMEX, our Board has adopted its independence rules in making its determination of director independence.  Two of our three directors, Robert Pons and Laurent Ohana, are considered independent directors based upon the standard of independence adopted by the Board of Directors as promulgated under Rule 121A of the Company Guide of the American Stock Exchange (“AMEX”).  Corey M. Horowitz, who does not meet the AMEX requirement for director independence, is also a board member.

As part of our internal control procedures, our two independent directors (Robert Pons and Laurent Ohana) receive quarterly and annual financial statements and consult with our independent accountants prior to filing such financial statements with the SEC.  In addition, Robert Pons, an independent director, receives monthly financial information from our Chief Financial Officer also as part of our internal control procedures.  The Company does not have an audit committee financial expert serving on its Board of Directors.

Limitation on Liability and Indemnification Matters

Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law.  Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.  Our Bylaws provide that we shall indemnify our directors, officers, employees and agents to the fullest extent permitted by law.  Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity.  We currently maintain directors’ and officers’ liability insurance.  At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted.  We are not aware of any threatened litigation or proceeding that might result in a material claim for such indemnification.

Technical Advisory Board

In November 2004 we established a Technical Advisory Board to assist us with our strategic business plan of maximizing the value of our intellectual property.  Each member of the Technical Advisory Board was issued a five (5) year option to purchase 17,500 shares (fully vested) of our common stock at an exercise price equal to the closing price of the shares on the date of appointment to the Technical Advisory Board.

The members of the Technical Advisory Board include:

George Conant, former CEO and Chairman of the Board of Directors of Merlot Communications, Inc., a broadband communications solutions provider, during the period 2000 – 2006.  Prior to joining Merlot Communications, Inc., Mr. Conant co-founded Xyplex, Inc., a manufacturer of data communications equipment and network management software, where he held the positions of Vice President of Engineering, Vice President of Technology and Chief Technology Officer. Prior to Xyplex, Mr. Conant was employed by Digital Equipment Corporation, where he worked as a network architect. Mr. Conant received a BS and a Masters in theoretical mathematics from the University of Michigan.

Ron Keenan, Electrical Engineer, Dapco Industries, a developer and manufacturer of ultrasonic test systems.  From 2006 to 2008, he was CEO of IP Infotainment, Limited, a network services company.  From 1997 until 2006, Mr. Keenan served as Chief Technology Officer of Merlot Communications, Inc.  Mr. Keenan is an expert on the convergence of telecommunications and data who, prior to co-founding Merlot, founded QFR USA Corporation, a high-tech firm engaged in developing custom ASICs for advanced and cost-effective communications systems.  He had previously founded two other development firms.  He also served as advanced engineering project director at TIE/Communications, Inc., where he developed the TIE 612 Electronic Key System, the first "skinny wire" telephone system and one of the largest selling key systems in history.  Mr. Keenan received his BS in Electrical Engineering from the Milwaukee School of Engineering and has more than 20 years experience in advanced analog and digital design techniques.

Andrew Maslow, Director of Industrial Affairs, Memorial Sloan-Kettering Cancer Center.  Mr. Maslow heads the intellectual property activities of Sloan-Kettering which includes licensing activities of the Center’s technology and management of its patent portfolio.  Annual licensing revenue exceeds $60 million.  Prior to joining Sloan-Kettering, Mr. Maslow was Associate Director of the Office of Science and Technology of Columbia University where he was responsible for the development, patenting and licensing of inventions originating at the university.  Mr. Maslow is a Registered Patent Attorney.

Boris Katzenberg, independent electrical engineering consultant.  From 2008 to 2009, he was Vice President Engineering, Aventura Technology, Inc., a manufacturer of next generation video surveillance solutions.  From 2003 to 2008, he was Senior Electrical Engineer, Ortronics, Inc., a structured cabling solutions provider.  Mr. Katzenberg has held numerous positions during his 28-year career in the Telecom and Datacom industries.  He has been a force in the fields of power delivery and signal integrity systems, and has lent his expertise in the development of many innovative and cutting-edge technologies.  From 1997 to 2002, he was a senior electrical engineer at Merlot Communications, Inc., where he invented the technology underlying our Remote Power Patent.  He has also been active in the IEEE 802.3at Task Force, developing the next generation Power over Ethernet standard and continues to be responsible for the evaluation of new technologies and their development into viable products for Aventura Technology, Inc.

Jonathan Greene also serves as a member of the Technical Advisory Board (see page 41 hereof for a description of Mr. Greene’s background).

EXECUTIVE COMPENSATION

The following table summarizes compensation, for the years ended December 31, 2009 and December 31, 2008, awarded to, earned by or paid to our Chief Executive Officer (“CEO”) and to each of our executive officers who received total compensation in excess of $100,000 for the year ended December 31, 2009 for services rendered in all capacities to us (collectively, the “Named Executive Officers”).

Summary Compensation Table

		Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards($)	All Other Compensation($)(1)	Total($)
Corey M. Horowitz Chairman and Chief Executive Officer	2009 2008	$369,681 $298,947	$190,458(2) $168,000(2)	$1,047,000(3) $191,000(3)	— —	$1,607,139 $657,947

David C. Kahn Chief Financial Officer	2009 2008	$87,504(4) $83,340(4)	$17,500 $ 15,000	$14,000(5) $32,000(5)	— —	$119,004 $130,340

(1)	We have concluded that the aggregate amount of perquisites and other personal benefits paid in 2009 and 2008 to either Mr. Horowitz or Mr. Kahn did not exceed $10,000.

(2)
Mr. Horowitz received the following bonus payments for 2009: (i) a discretionary annual bonus of $150,000 for 2009 which was paid in January 2010 and (ii) royalty bonus compensation of $40,458 pursuant to his employment agreement.  Mr. Horowitz received the following bonus payments for 2008: (i) a discretionary annual bonus of $150,000 for 2008 which was paid in January 2009 and (ii) royalty bonus compensation of $18,000 pursuant to his employment agreement.

(3)
In determining the aggregate grant date fair value in accordance with FASB ASC Topic 718 of a ten (10) year option issued in June 2009 to Mr. Horowitz to purchase 750,000 shares of common stock, we made the following assumptions: expected term of options – 10 years; risk free interest rate for the expected term of the options – 2.950%; expected volatility of the underlying stock – 62.04%; no expected dividends.  In determining the aggregate grant date fair value in accordance with FASB ASC Topic 718 of a five (5) year option issued in February 2008 to Mr. Horowitz to purchase 375,000 shares of common stock, we made the following assumptions: expected term of options – 5 years; risk free interest rate for the expected term of the options – 2.73%; expected volatility of the underlying stock – 39.35%; no expected dividends. The aggregate grant date fair value for 2009 reflects an incremental value of $464,000 due to exercise price adjustments on March 11, 2009 to an adjusted exercise price of $0.68 per share with respect to options and warrants to purchase an aggregate of 4,031,195 shares with exercise prices ranging from $0.70 to $6.00 per share. The aggregate grant date fair value for 2009 also reflects an incremental value of $132,000 due to five-year extensions, approved on June 8, 2009, of options to purchase an aggregate 417,500 shares which were to expire in 2009.  The aggregate grant date fair value for 2009 also reflects an incremental value of $6,000 due to removal in December 2009 of contingent vesting provisions of options to purchase 10,625 shares of common stock at an exercise price of $0.68 per share granted in January, 2001 (so as to make such options immediately exercisable).

(4)	Consists of consulting fees paid to Mr. Kahn for his services as Chief Financial Officer.

(5)
In determining the aggregate grant date fair value in accordance with FASB ASC Topic 718 of a five (5) year option issued in December 2008 to Mr. Kahn to purchase 100,000 shares of common stock, we made the following assumptions: expected term of options – 5 years; risk free interest rate for the expected term of the options – 1.55%; expected volatility of the underlying stock – 69.45%; no expected dividends.  The aggregate grant date fair value reflects an incremental value of $14,000 due to exercise price adjustments on March 11, 2009 to $0.68 per share of the following options:  Options to purchase 75,000 shares of common stock at an exercise price of $3.0625 per share granted in August, 2005; and options to purchase 75,000 shares of common stock at an exercise price of $1.50 per share granted in December, 2006.

Narrative Disclosure to Summary Compensation Table

Employment Agreements, Termination of Employment and Change-In-Control Arrangements

On June 8, 2009, we entered into an Employment Agreement (the “Agreement”) with Corey M. Horowitz pursuant to which he continues to serve as our Chairman and Chief Executive Officer for a three year term at an annual base salary of $375,000 (retroactive to April 1, 2009) for the first year and increasing 5% on each of April 1, 2010 and April 1, 2011.  Mr. Horowitz also receives a cash bonus in an amount no less than $150,000 on an annual basis for the three year term of the Agreement.  In connection with the Agreement, Mr. Horowitz was issued a ten (10) year option to purchase 750,000 shares of our common stock at an exercise price of 0.83 per share, which vests in equal quarterly amounts of 62,500 shares beginning June 30, 2009 through March 31, 2012, subject to acceleration upon a change of control.  Mr. Horowitz shall forfeit the balance of unvested shares if his employment has been terminated “For Cause” (as defined) by us or without Good Reason (as defined) by Mr. Horowitz.  In addition to the aforementioned option grant, we extended for an additional five (5) years the expiration dates of all options (an aggregate of 417,500 shares) expiring in the calendar year 2009 owned by Mr. Horowitz.

Under the terms of the Agreement, Mr. Horowitz shall also receive additional bonus compensation in an amount equal to 5% of our royalties or other payments (exclusive of proceeds from the sale of our patents which is covered below) with respect to our remote power patent (U.S. Patent No. 6,218,930), (the “Remote Power Patent”) and 12.5% of our royalties and other payments with respect to our other patents besides the Remote Power Patent (the “Additional Patents”) (all before deduction of payments to third parties including, but not limited to, legal fees and expenses and third party license fees) actually received from licensing its patented technologies (including patents owned as of the date of the Agreement and acquired or licensed on an exclusive basis during the period in which Mr. Horowitz continues to serve as an executive officer of our company) (the “Royalty Bonus Compensation”).  In addition, during the term of his employment, Mr. Horowitz shall also be entitled to additional bonus compensation equal to (i) 5% of the gross proceeds from the sale of our Remote Power Patent and 12.5% of the gross proceeds from the sale of the Additional Patents, and (ii) 5% of the gross proceeds from the merger of our company with or into another entity.  The Royalty Bonus Compensation shall continue to be paid to Mr. Horowitz for the life of each of our patents with respect to licenses entered into with third parties during Mr. Horowitz’s term of employment or at anytime thereafter, whether Mr. Horowitz is employed by us or not; provided, that, Mr. Horowitz’s employment has not been terminated by us “For Cause” (as defined) or terminated by Mr. Horowitz without “Good Reason” (as defined).  In the event that Mr. Horowitz’s employment is terminated by us “Other Than For Cause” (as defined) or by Mr. Horowitz for “Good Reason” (as defined), Mr. Horowitz shall also be entitled to (i) a lump sum severance payment of 12 months base salary, (ii) the minimum annual bonus of $150,000 and (iii) accelerated vesting of all unvested options and warrants.

In connection with the Agreement, Mr. Horowitz has agreed not to compete with us as follows: (i) during the term of the agreement and for a period of 12 months thereafter if his employment is terminated “Other Than For Cause” (as defined) provided he is paid his 12 month base salary severance amount and (ii) for a period of two years from the termination date, if terminated “For Cause” by the Registrant or “Without Good Reason” by Mr. Horowitz.

On December 18, 2008, we entered into an agreement with David C. Kahn pursuant to which he continues to serve as our Chief Financial Officer through December 31, 2010.  In consideration for his services, Mr. Kahn was compensated at the rate of $7,292 per month for the year ended December 31, 2009 and is compensated at the rate of $7,657 per month for the year ended December 31, 2010.  In connection with the agreement, Mr. Kahn was also issued a five (5) year option (the “Option”) to purchase 100,000 shares of our common stock at an exercise price of $0.54 per share.  The option vested 40,000 shares on the date of grant and the balance of the shares (60,000) will vest on a quarterly basis in equal amounts of 7,500 shares beginning March 31, 2009 through December 31, 2010.  Upon a “Change in Control” (as defined) all of the unvested shares underlying the Option shall become 100% vested and immediately exercisable.  The agreement further provides that we may terminate the agreement at any time for any reason.  In the event Mr. Kahn’s services are terminated without “Good Cause” (as defined), he will be entitled to accelerated vesting of all unvested shares underlying the Option and the lesser of (i) six months base monthly compensation or (ii) the remaining balance of the monthly compensation payable through December 31, 2010.

Director Compensation

We compensate each director, who is not an employee of our company, by granting to each such outside director (upon his or her joining the Board) stock options to purchase 50,000 shares of our common stock, at an exercise price equal to the closing price of our common stock on the date of grant, with the options vesting over a one year period in equal quarterly amounts.  In addition, subject to the discretion of the Compensation Committee and the Board of Directors, each non-employee director is eligible to receive option grants for each year of service as a director.  In December 2008, for services as a Director for 2009, each member of the Board of Directors was granted a five (5) year option to purchase 25,000 shares at an exercise price of $0.51 per share (closing price of our common stock on the date of grant) which option vests on a monthly basis over a one year period subject to continued service on the Board of Directors.  On March 11, 2009, as part of our Board’s adjustment of exercise prices (See Note D to our Financial Statements), options to purchase 100,000 shares previously issued to Robert Pons and options to purchase 150,000 shares issued to Laurent Ohana were adjusted to $0.68 per share.  In addition, we made cash payments for director fees to Mr. Pons and Mr. Ohana of $2,500 per quarter for each of the first two quarters of 2009, and $5,000 per quarter for each of the latter two quarters of 2009.

The following table sets forth the compensation paid to all persons who served as members of our board of directors (other than our Named Executive Officers) during the year ended December 31, 2009.  No director who is also a Named Executive Officer received any compensation for services as a director in 2009.

Name	Option Awards ($)	All other Compensation ($)	Total ($)
Robert Pons(1)	$ 18,000 (2) (3)	$15,000 (4)	$33,000(3)
Laurent Ohana(1)	$ 20,000 (2) (3)	$15,000 (4)	$35,000(3)

___________________________
(1)
In December 2008, Robert Pons and Laurent Ohana were each granted a five (5) year option to purchase 25,000 shares of our common stock (which vested on a quarterly basis beginning March 1, 2009), at an exercise price of $1.45 per share (reduced to  $0.68 per share by action of our Board in March, 2009) for services to be rendered as a Board member during 2009.

(2)
Includes the fair value of options to purchase 25,000 shares of our common stock granted on December 1, 2008 to each of Robert Pons and Laurent Ohana since the options vest on a quarterly basis beginning March 1, 2009.

(3)
In determining the aggregate grant date fair value of the options granted in December, 2008 in accordance with FASB ASC topic 718, we made the following assumptions:  expected term of the options – five years; risk free interest rate for the expected term of the options – 1.710%; expected volatility of the underlying stock – 69.45%; no expected dividends.  The aggregate grant date fair value for each director’s December 2008 option grant reflects an incremental value of $22,000 due to exercise price adjustments on March 11, 2009 to $0.68 per share to the following options:  options to purchase 50,000 shares of common stock at  an exercise price of $0.80 per share granted to Mr. Ohana on September 16, 2005; options to purchase 50,000 shares of common stock at an exercise price of $1.50 per share granted to Mr. Ohana on December 20, 2006; options to purchase 25,000 shares of common stock at an exercise price of $1.45 per share granted to Mr. Ohana on December 28, 2007; options to purchase an additional 25,000 shares of common stock at an exercise price of $1.45 per share granted to Mr. Ohana on January 2, 2008; options to purchase 50,000 shares of common stock at an exercise price of $1.50 per share granted to Mr. Pons on December 20, 2006; options to purchase 25,000 shares of common stock at an exercise price of $1.45 per share granted to Mr. Pons on December 28, 2007; and options to purchase an additional 25,000 shares of common stock at an exercise price of $1.45 per share granted to Mr. Pons on January 2, 2008.

(4)
Represents director fees payable in cash to each of Mr. Pons and Mr. Ohana of $2,500 per quarter for each of the first two quarters of 2009, and $5,000 per quarter for each of the latter two quarters of 2009.

Option Grants in 2009

The following stock options were granted to the Named Executive Officers during the year ended December 31, 2009:

Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in 2009	Exercise Price	Expiration Date
Corey M. Horowitz Chairman and CEO	750,000	100%	$0.83	6/8/2019

Outstanding Equity Awards at December 31, 2009

The following table sets forth information relating to unexercised and outstanding options for each Named Executive Officer as of December 31, 2009:

	Number of Securities Underlying Unexercised Option
Name	Exercisable	Unexercisable	Option Exercise Price ($)	Option Expiration Date
Corey M. Horowitz	250,000(1)	500,000	$.83	06/08/19
Chairman and CEO	375,000(2)	--	$.68	02/28/12
	732,709(3)	--	$.68	04/16/12
	1,195,361(4)	--	$.68	03/16/12
	400,000(5)	--	$.68	11/26/14
	1,100,000(6)	--	$.25	11/26/14
	515,218(7)	--	$.13	12/22/11
	1,084,782(8)	--	$.23	12/22/11
	750,000(9)(21)	--	$.68	04/18/10
	250,000(10)(21)	--	$.68	10/08/11
	300,000(11)(21))	--	$.68	07/11/11
	10,625(12)	--	$.68	01/19/11
	20,000(13)	--	$.68	10/20/11
	10,000(14)	--	$.68	06/22/14
	7,500(15)	--	$.68	10/25/14
	5,000(16)	--	$.68	9/19/10
	375,000(17)	--	$.68	2/28/13
David Kahn	75,000(18)	--	$.68	12/20/11
Chief Financial Officer	75,000(19)	--	$.68	08/04/10
	77,500(20)	22,500(20)	$.54	12/18/13
	35,000(22)	--	$.35	01/22/14

The vesting dates of the foregoing options are as follows:  (1) 62,500 shares on a quarterly basis beginning June 30, 2009 through March 31, 2012.  (2) 93,750 shares on a quarterly basis beginning March 31, 2007 through December 31, 2007; (3) April 16, 2007; (4) March 16, 2005; (5) 200,000 shares on November 26, 2004 and 200,000 shares on November 26, 2005, (6) November 26, 2004; (7) December 22, 2003; (8) 434,782 shares on December 22, 2003, 250,000 shares on December 22, 2004, 200,000 shares on December 22, 2005, and 200,000 shares on December 22, 2006; (9) 250,000 shares on April 18, 2003, 250,000 shares on April 18, 2004 and 250,000 shares on April 18, 2005; (10) June 11, 2001; (11) July 11, 2001; (12) December 24, 2009 (13) on a quarterly basis in equal amounts beginning January 20, 1999 through October 20, 1999; (14) on a quarterly basis in equal amounts beginning September 12, 1999 through June 22, 2000; (15) on a quarterly basis in equal amounts beginning January 25, 2000 through October 25, 2000; (16) on a quarterly basis in equal amounts beginning December 19, 2000 through September 19, 2001; (17) 93,750 shares on a quarterly basis beginning March 31, 2008 through December 31, 2008; (18) December 20, 2006; (19) 30,000 shares on August 4, 2005 and 7,500 shares on a quarterly basis beginning September 30, 2005 through December 31, 2006; (20) 40,000 shares on December 18, 2008 and 7,500 shares on a quarterly basis beginning March 31, 2009 through December 31, 2010; (21) includes options or warrants held by CMH Capital Management Corp., an entity in which Mr. Horowitz is the sole owner, officer and director; and (22) 20,000 shares on January 21, 2004 and balance on the last day of each month in equal amounts of 2,500 shares per month beginning January 31, 2004 and ending on December 31, 2004; consists of options to purchase 10,000 shares that Mr. Kahn transferred by gift to his son, and options to purchase 25,000 shares that he transferred by gift to his daughter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2010 (i) each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock, (ii) each of our directors, (iii) each of our executive officers, and (iv) all of our executive officers and directors as a group.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENTAGE OF COMMON STOCK BENEFICIALLY OWNED(2)

Corey M. Horowitz(3)	10,427,560	33.1%
CMH Capital Management Corp(4)	3,767,800	14.8%
Jonathan Auerbach(5)	3,279,917	13.0%
Hound Partners, LLC(5)	3,279,917	13.0%
Hound Performance, LLC(5)	3,279,917	13.0%
Steven D. Heinemann (6)	2,360,252	9.7%
Barry Rubenstein (7)	2,063,271	8.5%
Hound Partners Offshore Fund, L.P.(8)	1,737,802	7.0%
Hound Partners, L.P. (9)	1,542,115	6.3%
Woodland Services Corp. (10)	1,376,209	5.7%
Emigrant Capital Corporation (11) Paul Milstein Revocable 1998 Trust New York Private Bank & Trust Corporation Emigrant Bancorp. Inc. Emigrant Savings Bank	1,312,500	5.4%
David C. Kahn(12)	227,500	*
Laurent Ohana(13)	225,000	*
Robert Pons(14)	175,000	*
All officers and directors as a group (4 Persons)	11,055,060	34.4%
_____________________________________

    *           Less than 1%.

(1)
Unless otherwise indicated, we believe that all persons named in the above table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.  Unless otherwise indicated the address for each listed beneficial owner is c/o Network-1 Security Solutions, Inc., 445 Park Avenue, Suite 1018, New York, New York 10022.

(2)
A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities held by such person (but not those held by any other person) and which are exercisable or convertible within 60 days have been exercised and converted.  Assumes a base of 24,135,557 shares of our common stock outstanding.

(3)
Includes (i) 268,803 shares of common stock held by Mr. Horowitz, (ii) 6,081,195 shares of common stock subject to currently exercisable stock options held by Mr. Horowitz, (iii) 2,467,800 shares of common stock held by CMH Capital Management Corp. (“CMH”), an entity solely owned by Mr. Horowitz, (iv) 550,000 shares of common stock subject to currently exercisable warrants held by CMH, (v) 750,000 shares of common stock subject to currently exercisable options held by CMH, (vi) 67,471 shares of common stock owned by Donna Slavitt, the wife of Mr. Horowitz, (vii) 240,000 shares of common stock held by two trusts and a custodian account for the benefit of Mr. Horowitz’s three children and (viii) 2,291 shares of common stock held by Horowitz Partners, a general partnership of which Mr. Horowitz is a partner. Does not include options to purchase 500,000 shares of common stock which are not currently exercisable.

(4)
Includes (i) 2,467,800 shares of common stock, (ii) 550,000 shares of common stock subject to currently exercisable warrants and (iii) 750,000 shares of common stock subject to currently exercisable stock options.  Corey M. Horowitz, by virtue of being the sole officer, director and shareholder of CMH, has the sole power to vote and dispose of the shares of common stock owned by CMH.

(5)
Includes (i) 1,057,215 shares of common stock and 484,900 shares of common stock subject to currently exercisable warrants held by Hound Partners, L.P. and (ii) 1,139,368 shares of common stock and 598,434 shares of common stock subject to currently exercisable warrants held by Hound Partners Offshore Fund, L.P.  Jonathan Auerbach is the managing member of Hound Performance, LLC and Hound Partners, LLC.  Hound Performance, LLC is the general partner of Hound Partners, L.P. and Hound Partners Offshore Fund, L.P.  Hound Partners, LLC is the investment manager of Hound Partners, L.P. and Hound Partners Offshore Fund, L.P.  The securities may be deemed to be beneficially owned by Hound Performance, LLC, Hound Partners LLC and Jonathan Auerbach.  The aforementioned beneficial ownership is based upon Amendment No.1 to Schedule 13G jointly filed by Hound Partners, LLC, Hound Performance, LLC, Jonathan Auerbach, Hound Partners, L.P. and Hound Partners Offshore Fund, L.P., with the Securities and Exchange Commission on February 13, 2009 and a Form 4 jointly filed by Hound Partners, LLC and Hound Performance, LLC and Jonathan Auerbach with the Securities and Exchange Commission on August 8, 2008.  Jonathan Auerbach, by virtue of being the managing member of Hound Performance, LLC and Hound Partners, LLC, may be deemed to have the sole power to vote and dispose of the securities held by Hound Partners, L.P. and Hound Partners Offshore Fund, L.P.  The address for Hound Partners, LLC is 101 Park Avenue, 47th Floor, New York, New York 10178.

(6)
Includes (i) 2,268,585 shares of common stock and (ii) 91,667 shares of common stock subject to currently exercisable warrants owned by Mr. Heinemann.  The aforementioned beneficial ownership is based upon Amendment No. 1 to Schedule 13G filed by Mr. Heinemann with the Securities and Exchange Commission on February `11,2009.  The address for Mr. Heinemann is c/o First New York Securities, L.L.C., 90 Park Avenue, 5th Floor, New York, New York 10016.

(7)
Includes (i) 150,012 shares of common stock held by Mr. Rubenstein, (ii) 31,875 shares of common stock subject to currently exercisable stock options held by Mr. Rubenstein, and (iii) 792,726, 583,483, 309,316, 194,810 and 1,049 shares of common stock held by Woodland Venture Fund, Seneca Ventures, Woodland Partners, Brookwood Partners, L.P. and Marilyn Rubenstein, respectively.  The aforementioned beneficial ownership by Mr. Rubenstein is based upon Amendment No. 7 to Schedule 13D jointly filed by Mr. Rubenstein and related parties with the Securities and Exchange Commission on November 14, 2007 and a Form 4 filed by Mr. Rubenstein with the Securities and Exchange Commission on October 26, 2007.  Barry Rubenstein and Woodland Services Corp. are the general partners of Woodland Venture Fund and Seneca Ventures. Barry Rubenstein is the general partner of Brookwood Partners, L.P.  Barry Rubenstein is the President and sole director of Woodland Services Corp. Marilyn Rubenstein is the wife of Barry Rubenstein.  Barry Rubenstein, by virtue of being a General Partner of Woodland Venture Fund, Seneca Ventures and Brookwood Partners, L.P. and the President and sole director of Woodland Services Corp., may be deemed to have the sole power to vote and dispose of the securities held by Woodland Venture Fund, Seneca Ventures, Woodland Partners and Brookwood Partners, L.P.  The address of Barry Rubenstein is 68 Wheatley Road, Brookville, New York 11545.

(8)
Includes (i) 1,139,368 shares of common stock and (ii) 598,434 shares of common stock subject to currently exercisable warrants held by Hound Partners Offshore Fund, L.P.  Jonathan Auerbach, by virtue of being the managing member of Hound Performance, LLC and Hound Partners, LLC, may be deemed to have the power to vote and dispose of securities held by Hound Partners Offshore Fund, L.P.  The address of Hound Partners Offshore Fund, L.P. is c/o Citco Fund Services (Curacao) N.V., P.O. Box 4774, Willemstad, Curacao, Netherlands Antilles.

(9)
Includes (i) 1,057,215 shares of common stock and (ii) 484,900 shares of common stock subject to currently exercisable warrants owned by Hound Partners, LP.  Jonathan Auerbach, by virtue of being the managing member of Hound Performance, LLC and Hound Partners, LLC, may be deemed to have the sole power to vote and dispose of the securities held by Hound Partners, L.P.  The address of Hound Partners, L.P. is 101 Park Avenue, 47th Floor, New York, New York 10178.

(10)
Includes (i) 792,726 shares of common stock owned by Woodland Venture Fund and (ii) 583,483 shares of common stock owned by Seneca Ventures.  Woodland Services Corp. and Barry Rubenstein are the general partners of Woodland Venture Fund and Seneca Ventures.  The aforementioned beneficial ownership of Woodland Services Corp. is based upon Amendment No. 7 to Schedule 13D jointly filed by Woodland Services Corp. and related parties with the Securities and Exchange Commission on November 14, 2007.  Barry Rubenstein, by virtue of being President and the sole director of Woodland

Services Corp., may be deemed to have the sole power to vote and dispose of the shares owned by Woodland Services Corp.  The address of Woodland Services Corp. is 68 Wheatley Road, Brookville, New York 11545.

(11)
Includes (i) 1,125,000 shares of common stock and (ii) 187,500 shares of common stock subject to currently exercisable warrants held by Emigrant Capital Corporation (“Emigrant Capital”).  Emigrant Capital is a wholly owned subsidiary of Emigrant Savings Bank (“ESB”), which is a wholly-owned subsidiary of Emigrant Bancorp, Inc. (“EBI”).  EBI is a wholly-owned subsidiary of New York Private Bank & Trust Corporation (“NYPBTC”).  The Paul Milstein Revocable 1998 Trust (the “Trust”) owns 100% of the voting stock of NYPBTC.  ESB, EBI, NYPBTC and the Trust each may be deemed to be the beneficial owner of the shares of common stock and warrants held by Emigrant Capital.  The aforementioned is based upon a Schedule 13G/A filed jointly by Emigrant Capital, ESB, EBI, NYPBTC, the Trust and others with the Securities and Exchange Commission on January 12, 2005.  Howard Milstein, by virtue of being an officer of New York Private Bank and Trust Corporation and trustee of the Paul Milstein Revocable 1998 Trust, both indirect owners of Emigrant Capital Corporation, may be deemed to have sole power to vote and dispose of the securities owned by Emigrant Capital Corporation.  The address of Emigrant Capital Corporation is 6 East 43rd Street, 8th Floor, New York, New York 10017.

(12)
Includes 227,500 shares of common stock subject to currently exercisable stock options issued to Mr. Kahn.  Does not include options to purchase 22,500 shares of common stock which are not currently exercisable.

(13)	Includes 225,000 shares subject to currently exercisable options and warrants issued to Mr. Ohana.

(14)	Includes 175,000 shares subject to currently exercisable stock options issued to Mr. Pons.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 11, 2009 our Board of Directors approved adjustments to the exercise prices and terms of certain of our outstanding options and warrants as follows:

(i)
the exercise prices of certain outstanding compensatory options and warrants issued to officers, directors, consultants and others to purchase an aggregate of 5,029,945 shares of common stock were adjusted to an exercise price of $0.68 per share (closing price of our common stock on March 11, 2009) including options and warrants to purchase an aggregate of 4,031,195 shares held by Corey M. Horowitz, our Chairman and Chief Executive Officer, and an affiliated entity, options to purchase an aggregate of 150,000 shares held by David Kahn, our Chief Financial Officer, and options and warrants to purchase an aggregate of 200,000 and 100,000 shares held by Laurent Ohana and Robert Pons, respectively, two of our directors;

(ii)
the exercise price of outstanding warrants to purchase an aggregate of 473,750 shares of common stock (including warrants to purchase 187,500 shares owned by Emigrant Capital Corporation, one of our principal stockholders), issued as part of our private placement completed in December 2004 and January 2005, which exercise price is scheduled to increase to $2.00 per share on March 31, 2009 (from $1.75 per share)  adjusted to an exercise price of $1.75 for the remaining exercise period of such warrants (May 21, 2010), subject to the adjustment set forth in item (iv) below;

(iii)
the exercise price of warrants to purchase an aggregate of 1,666,667 shares of common stock, (including warrants to purchase 484,900 shares owned by Hound Partners, L.P., warrants to purchase 598,434 shares owned by Hound Partners Offshore Fund, L.P. and warrants to purchase 66,667 shares of common stock owned by Steven Heinemann, all such parties are principal stockholders of our Company), at an exercise price of $2.00 per share, which warrants were issued as part of our private placement completed in April 2007, were adjusted to an exercise price of $1.75 per share for the remaining exercise period of such warrants (April 16, 2012), subject to the adjustments set forth in item (iv) below; and

(iv)
 in the event that any holders of the above referenced outstanding warrants, issued as part of our December 2004/January 2005 or our April 2007 private placements, exercise such warrants at anytime up to and including December 31, 2009, the exercise price of all such warrants shall adjust to $1.25 per share.

On December 24, 2009, as part of adjustments to remove contingent vesting provisions from options to purchase an aggregate of 54,825 shares of common stock approved by our Board of Directors, contingent vesting provisions relating to options to purchase an aggregate of 10,625  shares of common stock owned by Corey M. Horowitz, our Chairman and Chief Executive Officer were removed so as to  make those options immediately exercisable.

On June 8, 2009, we entered into an Employment Agreement (the “Agreement”) with Corey M. Horowitz pursuant to which he continues to serve as our Chairman and Chief Executive Officer for a three year term at an annual base salary of $375,000 (retroactive to April 1, 2009) for the first year and increasing 5% on each of April 1, 2010 and April 1, 2011.

Mr. Horowitz also receives a cash bonus in an amount no less than $150,000 on an annual basis for the three year term of the Agreement.  In connection with the Agreement, Mr. Horowitz was issued a ten (10) year option to purchase 750,000 shares of our common stock at an exercise price of 0.83 per share, which vests in equal quarterly amounts of 62,500 shares beginning June 30, 2009 through March 31, 2012, subject to acceleration upon a change of control.  Mr. Horowitz shall forfeit the balance of unvested shares if his employment has been terminated “For Cause” (as defined) by us or without Good Reason (as defined) by Mr. Horowitz.  In addition to the aforementioned option grant, we extended for an additional five (5) years the expiration dates of all options (an aggregate of 417,500 shares) expiring in the calendar year 2009 owned by Mr. Horowitz.

Under the terms of the Agreement, Mr. Horowitz shall also receive additional bonus compensation in an amount equal to 5% of our royalties or other payments (exclusive of proceeds from the sale of our patents which is covered below) with respect to our remote power patent (U.S. Patent No. 6,218,930), (the “Remote Power Patent”) and 12.5% of our royalties and other payments with respect to our other patents besides the Remote Power Patent (the “Additional Patents”) (all before deduction of payments to third parties including, but not limited to, legal fees and expenses and third party license fees) actually received from licensing its patented technologies (including patents owned as of the date of the Agreement and acquired or licensed on an exclusive basis during the period in which Mr. Horowitz continues to serve as an executive officer of our company) (the “Royalty Bonus Compensation”).  In addition, during the term of his employment, Mr. Horowitz shall also be entitled to additional bonus compensation equal to (i) 5% of the gross proceeds from the sale of our Remote Power Patent and 12.5% of the gross proceeds from the sale of the Additional Patents, and (ii) 5% of the gross proceeds from our merger with or into another entity.  The Royalty Bonus Compensation shall continue to be paid to Mr. Horowitz for the life of each of our patents with respect to licenses entered into with third parties during Mr. Horowitz’s term of employment or at anytime thereafter, whether Mr. Horowitz is employed by us or not; provided, that, Mr. Horowitz’s employment has not been terminated by us “For Cause” (as defined) or terminated by Mr. Horowitz without “Good Reason” (as defined).  In the event that Mr. Horowitz’s employment is terminated by us “Other Than For Cause” (as defined) or by Mr. Horowitz for “Good Reason” (as defined), Mr. Horowitz shall also be entitled to (i) a lump sum severance payment of 12 months base salary, (ii) the minimum annual bonus of $150,000 and (iii) accelerated vesting of all unvested options and warrants.

On April 16, 2010, our Board of Directors extended for three years the expiration dates of certain outstanding options to purchase an aggregate of 955,000 shares of our common stock, exercisable at $0.68 per share, which were to expire in 2010.  Of these options, 750,000 are owned by CMH Capital Management Corp., an entity in which Corey M. Horowitz, our Chairman and Chief Executive Officer, is the sole officer, director and shareholder, 5,000 are owned by Mr. Horowitz, and 75,000 are owned by David Kahn, our Chief Financial Officer.

Director Independence

Two of our three directors, Robert Pons and Laurent Ohana, are considered independent directors based upon the standard of independence adopted by the Board of Directors as promulgated under Rule 121A of the Company Guide of the American Stock Exchange

(“AMEX”).  While our shares are not listed on AMEX, our Board has adopted its independence rules in making its determination of director independence.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $.01 per shares, and 10,000,000 shares of preferred stock, par value $.01 per share.  As of the date of this Prospectus, we have outstanding 24,135,557 shares of common stock and no outstanding shares of preferred stock.

Common Stock

Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.  There are no cumulative voting rights for the election of directors, which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of the directors standing for election.  Subject to the rights of any outstanding class or series of preferred stock created by the authority of our Board of Directors, holders of common stock are entitled to receive dividends as and when declared by our Board of Directors out of funds legally available therefor.  Subject to the rights of any outstanding class or series of preferred stock created by the authority of our Board of Directors, in the event of the liquidation, dissolution or winding up of our company, the holder of each share of common stock is entitled to share equally in the balance of any of the assets of our company available for distribution to stockholders.  Outstanding shares of common stock do not have subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto.  Holders of common stock have no preemptive rights to purchase pro-rata portions of newly issued common stock or preferred stock.

Preferred Stock

Our Board is authorized, subject to any limitations prescribed by Delaware law, to provide for the issuance of additional shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding), without any further vote or action by the stockholders.  Our Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock.  Thus, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company.  Our company has no current plan to issue any shares of preferred stock.

Warrants and Options

As of March 31, 2010, there are outstanding options and warrants to purchase an aggregate of 12,579,312 shares of our common stock at exercise prices ranging from $0.12 to $10.00.  To the extent that outstanding options and warrants are exercised, stockholder percentage ownership will be diluted and any sales in the public market of the common stock underlying such options and warrants may adversely affect prevailing market prices for our common stock.

With respect to our $5,000,000 private offering completed on April 16, 2007, we issued to ten (10) investors five (5) year warrants to purchase an aggregate of 1,666,667 shares of common stock, at an exercise price of $2.00 per share, which underlying shares are being registered for resale in this Prospectus pursuant to a registration rights agreement with such investors.  On March 11, 2009, our Board of Directors adjusted the exercise price of the warrants to $1.75 per share.  In connection with the private offering, we also issued to our two placements agents five (5) year warrants to purchase an aggregate of 360,000 shares of our common stock, of which 240,000 shares are exercisable at $1.50 per share and 120,000 shares are exercisable at $2.00 per share, which underlying shares are being registered for resale in this Prospectus pursuant to a registration rights agreement with such investors.

With respect to our $2,685,000 private placement completed in December 2004 and January 2005, we issued warrants to purchase an aggregate of 2,013,750 shares of common stock.  As of the date of this prospectus, such private placement warrants to purchase an aggregate of 848,750 shares remain outstanding and such underlying shares are being registered for resale in this prospectus.  Such warrants include (i) warrants to purchase 254,000 shares of common stock at an exercise price of $1.45 per share, which expiration date has been extended until June 30, 2010, (ii) warrants to purchase an aggregate of 473,750 shares at an exercise price of $1.75 per share through May 21, 2010 and (iii) warrants to purchase 121,000 shares at an exercise price of $2.00 per share which expiration date has been extended until June 30, 2010.

Transfer Agent

The Transfer Agent for our common stock is American Stock Transfer and Trust Company, 59 Maiden Lane, New York, New York 10038.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by the law firm of Eiseman Levine Lehrhaupt & Kakoyiannis, P.C., 805 Third Avenue, New York, New York.  Sam Schwartz, a member of such firm, owns 23,584 shares of our common stock and owns options to purchase 2,500 shares of our common stock as of the date of this prospectus.

EXPERTS

Our financial statements as of December 31, 2009 and 2008 and for each of the years then ended appearing in this Prospectus and Registration Statement have been audited by Radin, Glass Co., LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon authority of said firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation and Bylaws provide our directors with protection for breaches of their fiduciary duties to us and our shareholders.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC.  You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10:00 a.m. – 3:00 p.m.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  Our SEC filings are also available to you on the SEC’s Internet site at http://www.sec.gov.

This prospectus is part of a Post-Effective Amendment on Form S-1 to the Form SB-2 and Form S-2 Registration Statement filed by us with the SEC under the Securities Act and therefore omits certain information in the Registration Statement. We have also filed exhibits with the Registration Statement that are not included in this Prospectus, and you should refer to the applicable exhibit for a complete description of any statement referring to any document.  You can inspect a copy of the Registration Statement and its exhibits, without charge, at the SEC’s Public Reference Room, and can copy such material upon paying the SEC’s prescribed rates.

You may also request a copy of our filings at no cost by writing or telephoning us at:

Network-1 Security Solutions, Inc.
445 Park Avenue, Suite 1018
New York, New York  10022
Attention: Corey M. Horowitz, Chairman and
Chief Executive Officer
(212) 829-5770

NETWORK-1 SECURITY SOLUTIONS, INC.

NETWORK-1 SECURITY SOLUTIONS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Network-1 Security Solutions, Inc.

We have audited the accompanying balance sheets of Network-1 Security Solutions, Inc. as of December 31, 2009 and 2008 and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Network-1 Security Solutions, Inc. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Radin, Glass & Co., LLP

New York, New York
April 8, 2010

NETWORK-1 SECURITY SOLUTIONS, INC.

Balance Sheets

	December 31,
	2009	2008

CURRENT ASSETS
Cash and cash equivalents	$3,022,000	$4,484,000
Royalty and interest receivable	120,000	78,000
Prepaid insurance	70,000	71,000

Total current assets	3,212,000	4,633,000

OTHER ASSETS:
Patent, net of accumulated amortization Security deposits	92,000 6,000	100,000 6,000
Total Other Assets	98,000	106,000
TOTAL ASSETS	$3,310,000	$4,739,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$324,000	$86,000
Accrued expenses	261,000	251,000

TOTAL LIABILITIES	585,000	337,000

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY

Common stock, $0.01 par value; authorized 50,000,000 shares; 24,135,557 issued and outstanding	241,000	241,000
Additional paid-in capital	55,957,000	55,056,000
Accumulated deficit	(53,473,000)	(50,895,000)

TOTAL STOCKHOLDERS’ EQUITY	2,725,000	4,402,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,310,000	$4,739,000

See notes to financial statements

NETWORK-1 SECURITY SOLUTIONS, INC.

Statements of Operations

	Years Ended December 31,
	2009	2008
ROYALTY REVENUE	$811,000		$349,000
COST OF REVENUE	76,000		18,000
GROSS PROFIT	735,000		331,000

OPERATING EXPENSES:
General and administrative	$2,413,000		$1,773,000
Non-cash compensation	901,000		287,000
TOTAL OPERATING EXPENSES	3,314,000		2,060,000

OPERATING LOSS	(2,579,000)		(1,729,000)
OTHER INCOME (EXPENSES):
Interest income, net	1,000		111,000

LOSS BEFORE INCOME TAXES	(2,578,000)		(1,618,000)

INCOME TAXES	—		—

NET LOSS	$(2,578,000)	$	(1,618,000)

Net Loss Per Share - Basic and Diluted	$(0.11)		$(0.07)

Weighted average common shares outstanding Basic and Diluted	24,135,557		24,135,557

See notes to financial statements

NETWORK-1 SECURITY SOLUTIONS, INC.

Statements of Changes in Stockholders' Equity
For the Years Ended December 31, 2009 and 2008

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance – December 31, 2008	24,135,557	$241,000	$54,769,000	$(49,277,000)	$5,773,000

Granting of options	—		287,000		287,000

Net loss				(1,618,000)	(1,618,000)

Balance - December 31, 2009	24,135,557	241,000	55,056,000	(50,895,000)	4,402,000

Granting of options	—	—	175,000	—	175,000

Modifications of options and warrants			726,000		726,000

Net loss	—	—	—	(2,578,000)	(2,578,000)

Balance - December 31, 2009	24,135,557	$241,000	$55,957,000	$(53,473,000)	$2,725,000

See notes to financial statements

NETWORK-1 SECURITY SOLUTIONS, INC.

Statements of Cash Flows

	Years Ended December 31,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,578,000)	$(1,618,000)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	9,000	7,000
Stock-based compensation	901,000	287,000
Source (use) of cash from changes in operating assets and liabilities:
Royalty and interest receivable	(42,000)	(55,000)
Prepaid insurance	1,000	0
Accounts payable and accrued expenses	248,000	(30,000)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(1,461,000)	(1,409,000)

CASH FLOWS USED IN INVESTING ACTIVITIES: Patent costs incurred	(1,000)	(35,000)

NET INCREASE IN CASH AND CASH EQUIVALENTS	(1,462,000)	(1,444,000)

CASH AND CASH EQUIVALENTS, Beginning	4,484,000	5,928,000

CASH AND CASH EQUIVALENTS, Ending	$3,022,000	$4,484,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the years for:
Interest	$2,000	$4,000
Taxes	$24,000	$31,000

See notes to financial statements

NETWORK-1 SECURITY SOLUTIONS, INC.

Notes to Financial Statements
December 31, 2009and 2008

Note A - The Company

Network-1 Security Solutions, Inc. (the "Company") is engaged in the acquisition, licensing and protection of its intellectual property and proprietary technologies.  The Company owns six patents covering various telecommunications and data networking technologies and includes, among other things, patents covering the control of power delivery over Ethernet networks for the purpose of remotely powering network devices and systems and methods for the transmission of audio, video and data over local area networks (LANS) in order to achieve higher quality of service (QoS).   The Company’s strategy is to pursue licensing and strategic business alliances with companies that manufacture and sell products that make use of the technologies underlying the intellectual property as well as with other users of the technologies who benefit directly from the technologies including corporate, educational and governmental entities.  To date, the Company’s efforts with respect to its intellectual property have focused on licensing its patent (U.S. Patent No. 6,218,930) covering the control of power delivery over Ethernet cables (the “Remote Power Patent”).  At least for the next twelve months, the Company does not currently anticipate licensing efforts for its other currently owned patents besides its Remote Power Patent.  The Company may seek to acquire additional patents in the future.  The Company continually reviews opportunities to acquire or license additional intellectual property for the purpose of pursuing licensing opportunities.

Note B –Summary of Significant Accounting Policies

[1]	Cash equivalents:

The Company considers all highly liquid short-term investments purchased with an original maturity of three months or less to be cash equivalents.

[2]	Revenue recognition:

The Company recognizes revenue received from the licensing of its intellectual property portfolio in accordance with Staff Accounting Bulletin No. 104, "Revenue Recognition" ("SAB No. 104") and related authoritative pronouncements.  Under this guidance, revenue is recognized when (i) persuasive evidence of an arrangement exists, (ii) all obligations have been performed pursuant to the terms of the license agreement, (iii) amounts are fixed or determinable and (iv) collectibility of amounts is reasonably assured.

[3]	Patents:

The Company owns patents that relate to various telecommunications and data networking technologies.  The Company capitalizes the costs associated with acquisition, registration and maintenance of the patents and amortizes these assets over their remaining useful lives on a straight-line basis.  Any further payments made to maintain or develop the patents would be capitalized and amortized over the balance of the useful life of the patents.

[4]	Impairment of long-lived assets:

Intangible assets with finite lives are tested for impairment whenever events or circumstances indicate that the carrying amount may not be recoverable.  Accordingly, the Company records impairment losses on long-lived assets used in operations or expected to be disposed of when indicators of impairment exist and the undiscounted cash flows expected to be derived from those assets are less than carrying amounts of those assets.  During the years ended December 31, 2009 and 2008, there was no impairment to its patents.

[5]	Income taxes:

The Company utilizes the liability method of accounting for income taxes.  Under such method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates in effect at the balance sheet date.  The resulting asset or liability is adjusted to reflect enacted changes in tax law.  Deferred tax assets are reduced, if necessary, by a valuation allowance when the likelihood of realization is not assured.

NETWORK-1 SECURITY SOLUTIONS, INC.

Notes to Financial Statements
December 31, 2009and 2008

Note B – Summary of Significant Accounting Policies  (continued)

[6]	Net Loss per share:

Basic net loss per share is calculated by dividing the net loss by the weighted average number of outstanding common shares during the year.  Diluted per share data includes the dilutive effects of options, warrants and convertible securities.  Potential common shares of 12,579,312 and 12,164,882 at December 31, 2009 and 2008, respectively, are not included in the calculation of diluted loss per share because its effect will be anti-dilutive.  Such potential common shares are options and warrants.

[7]	Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

[8]	Financial instruments:

The carrying amounts of cash and cash equivalents, accounts payable and accrued expenses approximate their fair value due to the short period to maturity of these instruments.

[9]	Stock-based compensation:

The Company accounts for its stock-based compensation at fair value estimated on the grant date using the Black-Scholes option pricing model. See Note D[1] for further discussion of the Company’s stock-based compensation.

[10]	Subsequent event evaluation:

The Company has evaluated subsequent events from the balance sheet date through the date the financial statements were issued and has determined that there are no such events that would have a material impact on the financial statements.

[11]	Recently issued accounting standards:

On May 28, 2009 the FASB announced the issuance of FASB ASC 855, “Subsequent Events”, FASB ASC 855 should not result in significant changes in the subsequent events that an entity reports.  Rather, FASB ASC 855 introduces the concept of financial statements being available to be issued.  Financial statements are considered available to be issued when they are complete in a form and format that complies with generally accepted accounting principles (GAAP) and all approvals necessary for issuance have been obtained.

In June 2009, the FASB amended ASC 810, Consolidation, to improve how enterprises disclose their involvement with variable interest entities (VIE), which are special-purpose entities, and other entities whose equity at risk is insufficient or lacks certain characteristics. Among other things, ASC 810 changes how an entity determines whether it is the primary beneficiary of a VIE and whether that VIE should be consolidated. ASC 810 requires an entity to provide significantly more disclosures about its involvement with a VIE. Companies must comprehensively review involvements with potential VIEs, including those previously considered to be qualifying special-purpose entities, to determine the effect on its consolidated financial statements and related disclosures. It is effective prospectively for interim or annual reporting periods beginning after December 15, 2009. The Company does not expect the adoption of this ASU to have a material impact on its financial statements.

NETWORK-1 SECURITY SOLUTIONS, INC.

Notes to Financial Statements
December 31, 2009and 2008

Note B – Summary of Significant Accounting Policies  (continued)

In August 2009, the FASB issued Accounting Standards Update (ASU) No. 2009-05, “Measuring Liabilities at Fair Value” (ASU 2009-05).  The amendments in this ASU apply to all entities that measure liabilities at fair value and provide clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, an entity is required to measure fair value using one or more techniques laid out in this ASU.  The guidance provided in this ASU is effective for the first reporting period beginning after issuance.  The Company does not expect the adoption of this ASU to have a material impact on its financial statements.

In October 2009, the FASB issued ASU No. 2009-13” Revenue recognition-Multiple deliverable revenue arrangements”.  The ASU provides amendments to the criteria in Revenue recognition - Multiple deliverable revenue arrangements for separating consideration in multiple revenue arrangements.  The amendments in this ASU establish a selling price hierarchy for determining the selling price of a deliverable.  Further, the term fair value in the revenue guidance will be replaced with selling price to clarify that the allocation of revenue is based on entity- specific assumptions rather than assumptions of a market place participant.  The amendments in this ASU will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010.  Early adoption is permitted.  The Company does not expect the adoption of this ASU to have a material impact on its financial statements.

Note C- Patents

In November 2003, the Company acquired a portfolio of telecommunications and data networking patents (six patents) from Merlot Communications, Inc. (the "Seller") in which certain then principal stockholders of the Company owned a majority of the Seller's voting stock at the time of the transaction.  The purchase price for the patent portfolio was $100,000, paid in cash.  As additional consideration for the purchase, the Company granted the Seller a nonexclusive, royalty free, perpetual license for the term of each patent to use the patents for the development, manufacture or sale of its own branded products to end users.  The cash price has been capitalized and is being amortized over the remaining useful life of each patent.  The Company had agreed to pay the Seller 20% of the net income, as defined, after the first $4,000,000 of net income realized by the Company on a per patent basis from the sale or licensing of the patents.  On January 18, 2005, the Company and Seller amended the Patent Purchase Agreement (the "Amendment") pursuant to which the Company paid additional purchase price of $500,000 to Seller in consideration for the restructuring of future contingent payments to Seller from the licensing or sale of the Patents.  Such $500,000 has been recorded as an expense in the accompanying statement of operations.  The Amendment provides for future contingent payments by the Company to Seller of $1.0 million upon achievement of $25 million of Net Royalties (as defined), an additional $1.0 million upon achievement of $50 million of Net Royalties and an additional $500,000 upon achievement of $62.5 million of Net Royalties from licensing or sale of the patents acquired from Merlot.  Amortization expense amounted to $9,000 and $7,000 for the years ended December 31, 2009 and 2008, respectively.

Note D - Stockholders' Equity

[1]	Stock options:

During 1996, the Board of Directors and stockholders approved the adoption of the 1996 Stock Option Plan (the "1996 Plan").  The 1996 Plan, as amended, provided for the granting of both incentive and non-qualified options to purchase common stock of the Company.  A total of 4,000,000 were eligible to be issued under the 1996 Plan.  As of March 2006, in accordance with the terms of the plan, no further options were eligible to be issued under the Plan.

The term of options granted under the 1996 Plan may not exceed ten years (five years in the case of an incentive stock option granted to an employee/director owning more than 10% of the voting stock of the Company) ("10% stockholder").  The option price for incentive stock options cannot be less than 100% of the fair market value of the shares of common stock at the time the option is granted (110% for a 10% stockholder).  Option terms and vesting periods were set by the Compensation Committee in its discretion.

NETWORK-1 SECURITY SOLUTIONS, INC.

Notes to Financial Statements
December 31, 2009and 2008

Note D- Stockholders’ equity (continued)

The fair value of options on the date of grant is estimated using the Black-Scholes option-pricing model utilizing the following weighted average assumptions:

	Year Ended
	December 31,
	2009	2008

Risk-free interest rates	2.54% - 2.95%	1.55 – 3.28%
Expected option life in years	5-10 years	5 years
Expected stock price volatility	62.04%	37.32 – 69.45%
Expected dividend yield	0.00%	0.00%

The weighted average fair value on the option grant date during the years ended December 31, 2009 and 2008 were $0.59 and $0.82 per option, respectively.

The following table summarizes stock option activity for the years ended December 31:

	2009		2008
		Weighted		Weighted
		Average		Average
	Options	Exercise	Options	Exercise
	Outstanding	Price	Outstanding	Price

Options outstanding at beginning of year	8,471,965	$1.00	7,860,440	$1.01
Granted	770,000	0.83	667,500	1.16
Cancelled/expired/exercised	(138,070)	3.29	(55,975)	4.70

Options outstanding at end of year	9,103,895	0.61	8,471,965	1.00

Options exercisable at end of year	8,445,145	$0.59	8,216,340	$0.99

During the years ended December 31, 2009 and 2008, the Company granted an aggregate of 770,000 and 667,500 5-year or 10-year options to its officers, directors and consultants, respectively.  The fair value of these options based on Black-Scholes option-pricing model amounted to $455,000 and $314,000, respectively, for the 2009 and 2008 grants.  The Company recorded non-cash compensation of $119,000 and $259,000 for vesting portion of these options for the years ended December 31, 2009 and 2008, respectively.  The Company also recognized non-cash compensation of $56,000 and $28,000 in 2009 and 2008, respectively, for the options that were granted in prior years but vested in 2009 and 2008.

On March 11, 2009 the Board of Directors of the Company approved to reduce the exercise prices (ranging from $0.70 to $6.00 per share) of certain outstanding compensatory options and warrants issued to officers, directors, consultants and others to purchase an aggregate of 5,029,945 shares of common stock to $0.68 per share (closing price of the Company’s common stock on March 11, 2009).  The Company recorded additional compensation of $541,000 for this modification (see Note H).

On June 8, 2009 the Board of Directors of the Company approved an extension of the expiration dates of all options owned by the Chairman and Chief Executive Officer which expire in calendar year 2009 for a period of five years.  Accordingly, the Company recorded additional compensation of $132,000 for this extension (see Note H).

On November 25, 2009, the Board of Directors of the Company extended for three years the expiration dates of options issued to four holders to purchase an aggregate of 70,000 shares of common stock at an exercise price of

NETWORK-1 SECURITY SOLUTIONS, INC.

Notes to Financial Statements
December 31, 2009and 2008

Note D- Stockholders’ equity (continued)

$0.54 per share, which options had expired on November 25, 2009, and options issued to three holders to purchase an aggregate of 40,000 shares of common stock at exercise prices of between $0.68 and $3.75 per share, which options had expired on December 16, 2009. The Company recorded additional compensation of $13,000 for this modification.

On November 25, 2009, the Board of Directors of the Company removed the vesting provision from options issued to eight holders to purchase an aggregate of 54,825 shares of common stock. Such vesting provision is contingent upon the price of the Company’s common stock reaching $10.00 per share or $15 per share, thereby making such options immediately exercisable.  The Company recorded additional compensation of $13,000 for this modification.

The following table presents information relating to all stock options outstanding and exercisable at December 31, 2009:

			Weighted
		Weighted	Average		Weighted
Range of		Average	Remaining		Average
Exercise	Options	Exercise	Life in	Options	Exercise
Price	Outstanding	Price	Years	Exercisable	Price

$0.12 - $2.91	8,965,945	$0.54	3.15	8,307,195	$0.52
$3.00 - $3.75	60,950	3.28	1.34	60,950	3.28
$4.13 - $5.69	47,000	4.98	0.66	47,000	4.98
$6.00 - $6.88	20,000	6.88	0.62	20,000	6.88
$10.00	10,000	10.00	0.21	10,000	10.00

	9,103,895	$0.61	3.12	8,445,145	$0.59

[2]	Warrants:

As of December 31, 2009, the following are the outstanding warrants to purchase shares of the Company's common stock:

Number of	Exercise
Warrants	Price	Expiration Date

300,000	$0.68	July 11, 2011
50,000	$0.68	May 21, 2010
250,000	$0.68	October 8, 2011
254,000	$1.45	June 30, 2010
240,000	$1.50	April 16, 2012
473,750	$1.75	May 21, 2010
1,666,667	$1.75	April 16, 2012
121,000	$2.00	June 30, 2010
120,000	$2.00	April 16, 2012
3,475,417

NETWORK-1 SECURITY SOLUTIONS, INC.

Notes to Financial Statements
December 31, 2009and 2008

Note D- Stockholders’ equity (continued)

On March 11, 2009, the Board of Directors of the Company approved the following adjustments to the outstanding warrants:

(i)
the exercise price of outstanding warrants to purchase an aggregate of 473,750 shares of common stock (including warrants to purchase 187,500 shares owned by a principal stockholder of the Company)(see Note H), issued as part of the Company’s private placement completed in December 2004/January 2005, which exercise price was scheduled to increase to $2.00 per share on March 31, 2009 (from $1.75 per share)  adjusted to an exercise price of $1.75 per share for the remaining exercise period of such warrants (May 21, 2010), subject to the adjustment set forth in item (iii) below;

(ii)
the exercise price of warrants to purchase an aggregate of 1,666,667 shares of common stock, (including warrants to purchase an aggregate of 1,150,001 shares owned by three principal stockholders of the Company) (see Note H), at an exercise price of $2.00 per share, which warrants were issued as part of the Company’s private placement completed in April 2007, were adjusted to an exercise price of $1.75 per share for the remaining exercise period of such warrants (April 16, 2012), subject to the adjustments set forth in item (iii) below; and

(iii)
in the event that any holders of the above referenced outstanding warrants, issued as part of the Company’s December 2004/January 2005 or the April 2007 private placements, exercised such warrants at anytime up to and including December 31, 2009, the exercise price of all such warrants shall adjust to $1.25 per share.

None of the warrants specified under subsection (iii) above were exercised on or before December 31, 2009.

On March 17, 2009, the Board of Directors of the Company extended the expiration dates until December 31, 2009 of outstanding warrants to purchase an aggregate of 395,000 shares of common stock, exercisable at $1.45 per share, and outstanding warrants to purchase an aggregate of 197,500 shares of common stock, exercisable at $2.00 per share, which expiration dates were scheduled to expire on March 17, 2009 and March 31, 2009, respectively.

On December 24, 2009, the Board of Directors of the Company agreed to extend until June 30, 2010 the expiration date of warrants to purchase an aggregate of 375,000 shares of common stock at exercise prices of between $1.45 and $2.00 per share issued as part of the Company’s private placement completed in December 2004/January 2005, in consideration of financial advisory and investor relations services to be provided by the individual controlling the entities holding the warrants.  The Company recorded additional compensation of $27,000 in connection with this extension.

Note E - Commitments and Contingencies

[1]	Services agreement:

On November 30, 2004, the Company entered into a master services agreement (the "Agreement") with ThinkFire Services USA, Ltd. ("ThinkFire") pursuant to which ThinkFire has been granted the exclusive worldwide rights (except for direct efforts by the Company and related companies) to negotiate license agreements for the Remote Power Patent with respect to certain potential licensees agreed to between the parties.  Either the Company or ThinkFire can terminate the Agreement upon 60 days' notice for any reason or upon 30 days' notice in the event of a material breach.  The Company has agreed to pay ThinkFire a fee not to exceed 20% of the royalty payments received from license agreements consummated by ThinkFire on its behalf after the Company recovers its expenses.

NETWORK-1 SECURITY SOLUTIONS, INC.

Notes to Financial Statements
December 31, 2009and 2008

Note E - Commitments and Contingencies (continued)

[2]	Legal fees:

Dovel & Luner, LLP provides legal services to the Company with respect to the Company’s patent Litigation against several major data networking equipment manufacturers which is pending in the Eastern District of Texas.  (See Note J).  The terms of the Company’s agreement with Dovel & Luner, LLP provides for legal fees of a maximum aggregate cash payment of $1.5 million plus a contingency fee of up to 24% depending upon when an outcome is achieved.  Total contingency fees paid to Dovel & Luner, LLP approximated $36,000 during the year ended December 31, 2009.

With respect to the Company’s litigation against D-Link, which was settled in May 2007 (See Note J), the Company utilized the services of Blank Rome, LLP, on a full contingency basis and also the services of Potter Mitton, P.C. (Tyler, Texas) on an hourly basis to serve as local counsel.  In accordance with the Company’s contingency fee agreement with Blank Rome LLP, the Company will pay legal fees to Blank Rome LLP equal to 25% of the royalty revenue received by the Company from its license agreement with D-Link after it recovers its expenses related to the litigation.

[3]	Operating leases:

The Company leases its principal office space in New York City at a monthly rent of approximately $3,000 which lease expires in June 2010.

Rental expense for the years ended December 31, 2009 and 2008 aggregated $41,000 and $39,000, respectively.

[4]	Savings and investment plan:

The Company has a Savings and Investment Plan which allows participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code of 1986.  The Company also may make discretionary annual matching contributions in amounts determined by the Board of Directors, subject to statutory limits.  The Company did not make any contributions to the 401(k) Plan during the years ended December 31, 2009 and 2008.

[5]	Flex Plan

The Company adopted a Flexible Benefits Plan for the benefit of its employees in December 2008.

Note F - Income Taxes

At December 31, 2009, the Company has available net operating loss carryforwards to reduce future federal taxable income of approximately $46,675,000 for tax reporting purposes, which expire from 2010 through 2029.

Pursuant to the provisions of the Internal Revenue Code, future utilization of these past losses is subject to certain limitations based on changes in the ownership of the Company's stock that have occurred.

NETWORK-1 SECURITY SOLUTIONS, INC.

Notes to Financial Statements
December 31, 2009and 2008

Note F - Income Taxes (continued)

The principal components of the net deferred tax assets are as follows:

	Year Ended
	December 31,
	2009	2008

Deferred tax assets:
Net operating loss carryforwards	$17,503,000	$17,300,000
Options and warrants not yet deducted, for tax purposes	970,000	820,000

	18,473,000	18,120,000
Valuation allowance	(18,473,000)	(18,120,000)

Net deferred tax assets	$0	$0

The Company has recorded a valuation allowance for the full amount of its deferred tax assets as the likelihood of the future realization cannot be presently determined.  The valuation allowance increased by $353,000 in 2009 and $615,000 in 2008.

The reconciliation between the taxes as shown and the amount that would be computed by applying the statutory federal income tax rate to the loss before income taxes is as follows:

	Year Ended
	December 31,
	2009	2008

Income tax benefit - statutory rate	(34.0)%	(34.0)%
State and local, net	(3.5)%	(3.5)%
Valuation allowance on deferred tax assets	37.5%	37.5%

Note G - Concentrations

The Company places its cash investments in high quality financial institutions that, at times, may exceed the Federal Insurance Deposit Corporation $250,000 limit.

Note H - Related Party Transactions

As part of the March 11, 2009 adjustments to the exercise prices and terms of the outstanding options and warrants (see Note D), the following options and warrants were held by related parties:

(i)
of the options and warrants to purchase an aggregate of 5,029,945 shares with exercise price adjustments, options and warrants to purchase 4,031,195 shares were held by the Company’s Chairman and Chief Executive Officer and an affiliated entity; options to purchase 150,000 shares were held by the Company’s Chief Financial Officer; options to purchase 200,000 and 100,000 shares were held by two directors of the Company (see Note D[1]); and

(ii)	of the warrants to purchase an aggregate of 473,750 shares with exercise price adjustments, warrants to purchase 187,500 shares are owned by a principal stockholder of the Company (see Note D[2]); and

NETWORK-1 SECURITY SOLUTIONS, INC.

Notes to Financial Statements
December 31, 2009and 2008

Note H - Related Party Transactions (continued)

(iii)
of the warrants to purchase an aggregate of 1,666,667 shares with exercise price adjustments, warrants to purchase 1,150,001 shares are owned by three principal stockholders of the Company (see Note D[2]).

On June 8, 2009, the Company entered into a new Employment Agreement with Corey M. Horowitz, Chairman and CEO.  See Note I below.  The Company also agreed to extend the expiration dates of all options owned by Mr. Horowitz which expire in calendar year 2009 for a period of five years (see Note D[1]).

Note I - Employment Arrangements and Other Agreements

[1]
On June 8, 2009, the Company entered into an Employment Agreement (the “Agreement”) with Corey M. Horowitz pursuant to which he continues to serve as the Company’s Chairman and Chief Executive Officer for a three year term at an annual base salary of $375,000 (retroactive to April 1, 2009) for the first year and increasing 5% on each of April 1, 2010 and April 1, 2011.  Mr. Horowitz also receives a cash bonus in an amount no less than $150,000 on an annual basis for the three year term of the Agreement.  In connection with the Agreement, Mr. Horowitz was issued a ten (10) year option to purchase 750,000 shares of common stock at an exercise price of $0.83 per share, which vests in equal quarterly amounts of 62,500 shares beginning June 30, 2009 through March 31, 2012, subject to acceleration upon a change of control.  Mr. Horowitz shall forfeit the balance of unvested shares if his employment has been terminated “For Cause” (as defined) by the Company or without Good Reason (as defined) by Mr. Horowitz.  In addition to the aforementioned option grant, the Company extended for an additional five (5) years the expiration dates of all options (an aggregate of 417,500 shares) expiring in the calendar year 2009 owned by Mr. Horowitz.

Under the terms of the Agreement, Mr. Horowitz  also receives additional bonus compensation in an amount equal to 5% of the Company’s royalties or other payments (exclusive of proceeds from the sale of the Company’s patents which is covered below) with respect to the Company’s remote power patent (U.S. Patent No. 6,218,930), (the “Remote Power Patent”) and 12.5% of the Company’s royalties and other payments with respect to the Registrant’s other patents besides the Remote Power Patent (the “Additional Patents”) (all before deduction of payments to third parties including, but not limited to, legal fees and expenses and third party license fees) actually received from licensing its patented technologies (including patents owned as of the date of the Agreement and acquired or licensed on an exclusive basis during the period in which Mr. Horowitz continues to serve as an executive officer of the Company) (the “Royalty Bonus Compensation”).  In addition, during the term of his employment, Mr. Horowitz is also entitled to additional bonus compensation equal to (i) 5% of the gross proceeds from the sale of the Company’s Remote Power Patent and 12.5% of the gross proceeds from the sale of the Additional Patents, and (ii) 5% of the gross proceeds from the merger of the Company with or into another entity.  The Royalty Bonus Compensation shall continue to be paid to Mr. Horowitz for the life of each of the Company’s patents with respect to licenses entered into with third parties during Mr. Horowitz’s term of employment or at anytime thereafter, whether Mr. Horowitz is employed by us or not; provided, that, Mr. Horowitz’s employment has not been terminated by the Company “For Cause” (as defined) or terminated by Mr. Horowitz without “Good Reason” (as defined).  In the event that Mr. Horowitz’s employment is terminated by the Company “Other Than For Cause” (as defined) or by Mr. Horowitz for “Good Reason” (as defined), Mr. Horowitz shall also be entitled to (i) a lump sum severance payment of 12 months base salary, (ii) the minimum annual bonus of $150,000 and (iii) accelerated vesting of all unvested options and warrants.

In connection with the Agreement, Mr. Horowitz has agreed not to compete with the Company as follows: (i) during the term of the Agreement and for a period of 12 months thereafter if his employment is terminated “Other Than For Cause” (as defined) provided he is paid his 12 month base salary severance amount and (ii) for a period of two years from the termination date, if terminated “For Cause” by the Company or “Without Good Reason” by Mr. Horowitz.

NETWORK-1 SECURITY SOLUTIONS, INC.

Notes to Financial Statements
December 31, 2009and 2008

Note I - Employment Arrangements and Other Agreements (continued)

[2]
On December 18, 2008, the Company entered into an agreement with David C. Kahn pursuant to which he continues to serve as the Company’s Chief Financial Officer through December 31, 2010.  In consideration for his services, Mr. Kahn was compensated at the rate of $7,292 per month for the year ended December 31, 2009 and is compensated at the rate of $7,657 per month for the year ended December 31, 2010.  In connection with the agreement, Mr. Kahn was also issued a five (5) year option to purchase 100,000 shares of the Company’s common stock at an exercise price of $0.54 per share.  The option vested 40,000 shares on the date of grant and the balance of the shares (60,000) will vest on a quarterly basis in equal amounts of 7,500 shares beginning March 31, 2009 through December 31, 2010.  Upon a “Change in Control” (as defined) all of the unvested shares underlying the option shall become 100% vested and immediately exercisable.  The agreement further provides that the Company may terminate the agreement at any time for any reason.  In the event Mr. Kahn’s services are terminated without “Good Cause” (as defined), he will be entitled to accelerated vesting of all unvested shares underlying the option and the lesser of (i) six months base monthly compensation or (ii) the remaining balance of the monthly compensation payable through December 31, 2010.

Note J – Litigation

In February 2008, the Company commenced litigation against eight major data networking equipment manufacturers in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of the Company’s Remote Power Patent.  The complaint named as defendants Cisco Systems, Inc., Cisco Linksys, LLC, Enterasys Networks, Inc., 3COM Corporation, Inc., Extreme Networks, Inc., Foundry Networks, Inc., Netgear, Inc. and Adtran, Inc.  The Company seeks injunctive relief and monetary damages for infringement based upon reasonable royalties as well as treble damages for the defendants’ continued willful infringement of the Company’s Remote Power Patent.  The defendants, in their answers to the Company’s complaint, asserted that they do not infringe any valid claim of the Company’s Remote Power Patent, and further asserted that, based on several different theories, the patent claims are invalid or unenforceable.  In addition to these defenses, the defendants also asserted counterclaims for, among other things, non-infringement, invalidity, and unenforceability of the Company’s Remote Power Patent.  A Markman hearing, a hearing on claim construction of the Remote Power Patent, was held in December 2009 and a trial date has been set for July, 2010.  On February 16, 2010, the United States District Court for the Eastern District of Texas, Tyler Division, issued its Markman Order in which the Court adopted a number of constructions proposed by the Company, while also adopting constructions proposed by defendants as well as effectively invalidating two of the Company’s claims at issue.  A Markman Order that does not entirely adopt either the plaintiff’s or defendants’ position is common in patent litigation.  In the event that the Court determines that the Remote Power Patent is not valid or enforceable, and/or that the defendants do not infringe, any such determination would have a material adverse effect on our company.

On May 29, 2009 the Company announced that the Company had agreed to settle the above referenced litigation with respect to Netgear, Inc. (“Netgear”).  As part of the settlement and under its Special Licensing Program, Netgear entered into a license agreement with the Company for the Remote Power Patent and the Company agreed that all claims and counterclaims involving Netgear in the litigation would be dismissed with prejudice.  Under the terms of the license, Netgear licenses the Remote Power Patent from the Company for its full term (which expires in March 2020), and pays quarterly royalties (beginning as of April 1, 2009) based on its sales of Power over Ethernet products, including those Power over Ethernet products which comply with the Institute of Electrical and Electronic Engineers 802.3af and 802.3at Standards.  Licensed products include Netgear’s Power over Ethernet enabled switches and wireless access points.  The royalty rates included in the license are 1.7% of the sales price of Power Sourcing Equipment, which includes Ethernet switches, and 2% of the sales price of Powered Devices, which includes wireless access points.   The royalty rates are subject to adjustment, under certain circumstances, if the Company grants a license to other licensees with lower royalty rates and Netgear is able to and agrees to assume all material terms and conditions of such other license. In addition, Netgear made a payment of $350,000 to the Company with respect to the settlement.

NETWORK-1 SECURITY SOLUTIONS, INC.

Notes to Financial Statements
December 31, 2009and 2008

Note J – Litigation (continued)

D-Link Settlement

In August 2005, the Company commenced patent litigation against D-Link Corporation and D-Link Systems, Incorporated (collectively “D-Link”) in the United States District Court for the Eastern District of Texas, Tyler division, for infringement of its Remote Power Patent.  The Company’s complaint sought, among other things, a judgment that the Remote Power Patent is enforceable and has been infringed by the defendants.  The Company also sought a permanent injunction restraining the defendants from continued infringement, or active inducement of infringement by others, of its Remote Power Patent.

In August 2007, the Company finalized the settlement of its patent infringement litigation against D-Link.  Under the terms of the settlement, D-Link entered into a license agreement for the Company’s Remote Power Patent the terms of which include monthly royalty payments of 3.25% (subject to adjustment as noted below) of the net sales of D-Link Power over Ethernet products, including those products which comply with the IEEE 802.3af and 802.3at Standards, for the full term of the Company’s Remote Power Patent, which expires in March 2020.  In addition, D-Link paid the Company $100,000 upon signing of the Settlement Agreement.  The royalty rate is subject to adjustment to a rate consistent with other similarly situated licensees of the Company’s Remote Power Patent based on units of shipments of licensed products.  In June 2009, based upon several licenses issued to third parties under the Company’s Special Licensing Program, the Company agreed with D-Link to adjust the royalty rate to 1.7% of the sales price for Power Servicing Equipment (which includes Ethernet switches) and 2.0% of the sales price for Powered Devices (which includes wireless access points).

Microsemi - PowerDsine Settlement

On November 16, 2005, the Company entered into a Settlement Agreement with PowerDsine, Inc. and PowerDsine Ltd. (collectively, “PowerDsine”) which dismissed, with prejudice, patent litigation brought by PowerDsine against the Company in March 2004 in the United States District Court for the Southern District of New York that sought a declaratory judgment that the Company’s Remote Power Patent was invalid and not infringed by PowerDsine and/or its customers.  Under the terms of the Settlement Agreement, the Company agreed that, under certain circumstances, it would not initiate litigation against PowerDsine for its sale of Power over Ethernet (PoE) integrated circuits.  In addition, the Company agreed that it would not seek damages for infringement from customers that incorporate PowerDsine integrated circuit products in PoE capable Ethernet switches manufactured on or before  April 30, 2006. PowerDsine has agreed that it will not initiate, assist or cooperate in any legal action relating to the Remote Power Patent.  In June 2008 the Company entered into a new agreement with Microsemi Corp-Analog Mixed Signal Group Ltd (“Microsemi Analog”), previously PowerDsine Ltd, a subsidiary of Microsemi Corporation (“Microsemi”), a leading manufacturer of high performance analog mixed-signal integrated circuits and high reliability semiconductors, which, among other things, amended the prior Settlement Agreement entered into between the parties in November 2005.  As part of the Company’s Special Licensing Program and its agreement with Microsemi Analog entered into in June 2008, Microsemi entered into a license agreement, dated August 13, 2008, with the Company with respect to its Remote Power Patent.  The license agreement provides that Microsemi is obligated to pay the Company quarterly royalty payments of 2% of the sales price for certain of Microsemi’s Midspan PoE products for the full term of our Remote Power Patent (March 2020).

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth the expenses in connection with the offering described in the Registration Statement, all of which will be borne by us.

SEC registration fee	$-0-
Legal fees and expenses*	$15,000.00
Accounting fees and expenses*	$2,500.00
Miscellaneous expenses*	$1,500.00
TOTAL	$19,000.00
* Estimated.

Item 14.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporations Law (the “DGCL”) contains provisions entitling our directors and officers to indemnification from judgments, fines, amounts paid in settlement, and reasonable expenses (including attorneys' fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer of the Company.  In its Certificate of Incorporation, the Company has included a provision that limits, to the fullest extent now or hereafter permitted by the DGCL, the personal liability of its directors to the Company or its stockholders for monetary damages arising from a breach of their fiduciary duties as directors. Under the DGCL as currently in effect, this provision limits a director's liability except where such director (i) breaches his duty of loyalty to the Company or its stockholders, (ii) fails to act in good faith or engages in intentional misconduct or a knowing violation of law, (iii) authorizes payment of an unlawful dividend or stock purchase or redemption as provided in Section 174 of the DGCL, or (iv) obtains an improper personal benefit.  This provision does not prevent the Company or its stockholders from seeking equitable remedies, such as injunctive relief or rescission.  If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

The Certificate of Incorporation also includes provisions to the effect that (subject to certain exceptions) the Company shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify, and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as it may from time to time be in effect.  In addition, the Bylaws require the Company to indemnify, to the full extent permitted by law, any director, office, employee or agent of the Company for acts which such person reasonably believes are not in violation of the Company's corporate purposes as set forth in the Certificate of Incorporation.  At present, the DGCL provides that, in order to be entitled to indemnification, an individual must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company's best interests.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to any charter, provision, by-law, contract, arrangement, statute or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15.  Recent Sales of Unregistered Securities

(1)
On February 1, 2007, the Registrant issued 80,000 shares of common stock to Alliance Advisors, LLC pursuant to an advisory agreement, dated March 3, 2006.  The transaction was exempt from registration under the Securities Act of 1933, as amended, under Section 4(2) thereof.

(2)
On April 16, 2007, the Registrant sold to accredited investors in a private placement an aggregate of 3,333,333 shares of common stock, at an aggregate purchase price of $5,000,000 or $1.50 per share of common stock, together with five year warrants to purchase an aggregate of 1,666,667 shares of common stock, at an exercise price of $2.00 per share.  The transaction was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Act and Regulation D promulgated thereunder.

Item 16.  Exhibits

No.           Description

3.(i)(a)
Certificate of Incorporation, as amended.  Previously filed as Exhibit 3.1 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-59617), declared effective by the SEC on November 12, 1998 (the “1998 Registration Statement”), and incorporated herein by reference.

3.(i)(b)
Certificate of Amendment to the Certificate of Incorporation dated November 27, 2001.  Previously filed as Exhibit 3.1.1 to the Company’s Registration Statement on Form S-3 (Registration No. 333-81344) declared effective by the SEC on February 12, 2002, and incorporated herein by reference (the “February 2002 Form S-3”)

3.(ii)	By-laws, as amended. Previously filed as Exhibit 3.2 to the 1998 Registration Statement and incorporated herein by reference.

4.1	Form of Common Stock certificate. Previously filed as Exhibit 4.1 to the 1998 Registration Statement and incorporated herein by reference.

5.1*	Opinion of Eiseman Levine Lehrhaupt & Kakoyiannis, P.C.

10.1
Patents Purchase, Assignment and License Agreement, dated November 18, 2003, between the Company and Merlot Communications, Inc.  Previously filed as Exhibit 10.10 to the Company’s Current Report on Form 8-K filed December 3, 2003 and incorporated herein by reference.

10.2
Master Services Agreement, dated November 30, 2004, between the Company and ThinkFire Services USA, Ltd.  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 2, 2004 and incorporated herein by reference.

10.3
Securities Purchase Agreement, dated December 21, 2004, between Company and the investors.  Previously, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 28, 2004 and incorporated herein by reference.

10.4
Securities Purchase Agreement, dated January 13, 2005, between the Company and the investors.  Previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on January 20, 2005 and incorporated herein by reference.

10.5
Amendment to Patents Purchase, Assignment and License Agreement, dated January 18, 2005, between the Company and Merlot Communications, Inc.  Previously filed January 24, 2005 as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 18, 2005 and incorporated herein by reference.

10.6+
Agreement, dated August 4, 2005, between the Company and David C. Kahn.  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed August 9, 2005 and incorporated herein by reference.

10.7
Agreement, dated August 9, 2005, between the Company and Blank Rome LLP.  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 11, 2005 and incorporated herein by reference.

10.8
Settlement Agreement, dated November 16, 2005, among the Company, PowerDsine Ltd and PowerDsine, Inc.  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed November 17, 2005 and incorporated herein by reference.

10.9+
Agreement, dated December 20, 2006, between the Company and David C. Kahn, previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 22, 2006 and incorporated herein by reference.

10.10+
Employment Agreement, dated February 28, 2007, between the Company and Corey M. Horowitz previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed March 6, 2007 and incorporated herein by reference.

10.11
Securities Purchase Agreement, dated April 16, 2007, between the Company and the investors (including exhibits).  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed April 20, 2007 and incorporated herein by reference.

10.12
Settlement Agreement, dated as of May 25, 2007, between the Company and D-Link Corp. and D-Link Systems, Inc., previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on August 21, 2007 and incorporated herein by reference.

10.13
Agreement, dated February 8, 2008, between the Company and Dovel & Luner, previously filed on February 13, 2008 as Exhibit 10.1 to the Company's Current Report on Form 8-K and incorporated herein by reference.

10.14
Letter Agreement dated June 17, 2008, between the Company and Microsemi Corp-Analog Mixed Signal Group Ltd., previously filed on June 23, 2008 as Exhibit 10.1 to the Company's Current Report on Form 8-K and incorporated herein by reference.

10.15
License Agreement, dated August 13, 2008, between the Company and Microsemi Corporation, previously filed on August 15, 2008 as Exhibit 10.1 to the Company's Current Report on Form 8-K and incorporated herein by reference.

10.16+
Agreement, dated December 18, 2008, between the Company and David C. Kahn, previously filed on December 19, 2008 as Exhibit 10.1 to the Company's Current Report on Form 8-K and incorporated herein by reference.

10.17
Settlement Agreement (including Non-Exclusive Patent License Agreement), dated May 22, 2009, between the Company and NETGEAR, Inc., previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, fled on May 29, 2009, and incorporated herein by reference.

10.18+
Employment Agreement, dated June 8, 2009, between the Company and Corey M. Horowitz, previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 12, 2009, and incorporated herein by reference.

10.19	Form of stock option agreement, previously filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-8, filed on October 14, 2009 and incorporated herein by reference.

10.20	Amended and Restated 1996 Stock Option Plan. Previously filed as an attachment to the Company's Proxy Statement filed on May 28, 1999, and incorporated herein by reference.

23.1*	Consent of Radin Glass Co., LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Eiseman Levine Lehrhaupt & Kakoyiannis, P.C. (included within Exhibit 5.1).

* Filed herewith

+Management contract or compensatory plan or management

Item 17.  Undertakings

The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or together, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

(4)  That, for purposes of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free-writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free-writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(5)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6)  Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York.

Dated:  May 3, 2010
NETWORK-1 SECURITY SOLUTIONS, INC.

By:	/s/ Corey M. Horowitz
Corey M. Horowitz, Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each director and officer whose signature appears below constitutes and appoints Corey M. Horowitz his true and lawful attorney-in-fact and agent, with full power and substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this Registration Statement on Form S-1 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting to such attorney-in-fact and agent, full power and authority to do all such other acts and execute all such other documents as he may deem necessary or desirable in connection with the foregoing, as fully as the undersigned might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Corey M. Horowitz	Chairman and Chief Executive	May 3, 2010
Corey M. Horowitz	Officer (principal executive officer)

/s/ David C. Kahn	Chief Financial Officer	May 3, 2010
David C. Kahn	(principal financial officer and principal accounting officer)

/s/ Robert Pons	Director	May 3, 2010
Robert Pons

/s/ Laurent Ohana	Director	May 3, 2010
Laurent Ohana

INDEX TO EXHIBITS

No.           Description

3.(i)(a)
Certificate of Incorporation, as amended.  Previously filed as Exhibit 3.1 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-59617), declared effective by the SEC on November 12, 1998 (the “1998 Registration Statement”), and incorporated herein by reference.

3.(i)(b)
Certificate of Amendment to the Certificate of Incorporation dated November 27, 2001.  Previously filed as Exhibit 3.1.1 to the Company’s Registration Statement on Form S-3 (Registration No. 333-81344) declared effective by the SEC on February 12, 2002, and incorporated herein by reference (the “February 2002 Form S-3”)

3.(ii)	By-laws, as amended. Previously filed as Exhibit 3.2 to the 1998 Registration Statement and incorporated herein by reference.

4.1	Form of Common Stock certificate. Previously filed as Exhibit 4.1 to the 1998 Registration Statement and incorporated herein by reference.

5.1*	Opinion of Eiseman Levine Lehrhaupt & Kakoyiannis, P.C.

10.1
Patents Purchase, Assignment and License Agreement, dated November 18, 2003, between the Company and Merlot Communications, Inc.  Previously filed as Exhibit 10.10 to the Company’s Current Report on Form 8-K filed December 3, 2003 and incorporated herein by reference.

10.2
Master Services Agreement, dated November 30, 2004, between the Company and ThinkFire Services USA, Ltd.  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 2, 2004 and incorporated herein by reference.

10.3
Securities Purchase Agreement, dated December 21, 2004, between Company and the investors.  Previously, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 28, 2004 and incorporated herein by reference.

10.4
Securities Purchase Agreement, dated January 13, 2005, between the Company and the investors.  Previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on January 20, 2005 and incorporated herein by reference.

10.5
Amendment to Patents Purchase, Assignment and License Agreement, dated January 18, 2005, between the Company and Merlot Communications, Inc.  Previously filed January 24, 2005 as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 18, 2005 and incorporated herein by reference.

10.6+
Agreement, dated August 4, 2005, between the Company and David C. Kahn.  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed August 9, 2005 and incorporated herein by reference.

10.7
Agreement, dated August 9, 2005, between the Company and Blank Rome LLP.  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 11, 2005 and incorporated herein by reference.

10.8	Settlement Agreement, dated November 16, 2005, among the Company, PowerDsine Ltd and PowerDsine, Inc. Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed November 17, 2005 and incorporated herein by reference.

10.9+
Agreement, dated December 20, 2006, between the Company and David C. Kahn, previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 22, 2006 and incorporated herein by reference.

10.10+
Employment Agreement, dated February 28, 2007, between the Company and Corey M. Horowitz previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed March 6, 2007 and incorporated herein by reference.

10.11
Securities Purchase Agreement, dated April 16, 2007, between the Company and the investors (including exhibits).  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed April 20, 2007 and incorporated herein by reference.

10.12
Settlement Agreement, dated as of May 25, 2007, between the Company and D-Link Corp. and D-Link Systems, Inc., previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on August 21, 2007 and incorporated herein by reference.

10.13
Agreement, dated February 8, 2008, between the Company and Dovel & Luner, previously filed on February 13, 2008 as Exhibit 10.1 to the Company's Current Report on Form 8-K and incorporated herein by reference.

10.14
Letter Agreement dated June 17, 2008, between the Company and Microsemi Corp-Analog Mixed Signal Group Ltd., previously filed on June 23, 2008 as Exhibit 10.1 to the Company's Current Report on Form 8-K and incorporated herein by reference.

10.15
License Agreement, dated August 13, 2008, between the Company and Microsemi Corporation, previously filed on August 15, 2008 as Exhibit 10.1 to the Company's Current Report on Form 8-K and incorporated herein by reference.

10.16+
Agreement, dated December 18, 2008, between the Company and David C. Kahn, previously filed on December 19, 2008 as Exhibit 10.1 to the Company's Current Report on Form 8-K and incorporated herein by reference.

10.17
Settlement Agreement (including Non-Exclusive Patent License Agreement), dated May 22, 2009, between the Company and NETGEAR, Inc., previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, fled on May 29, 2009, and incorporated herein by reference.

10.18+
Employment Agreement, dated June 8, 2009, between the Company and Corey M. Horowitz, previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 12, 2009, and incorporated herein by reference.

10.19	Form of stock option agreement, previously filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-8, filed on October 14, 2009 and incorporated herein by reference.

10. 20	Amended and Restated 1996 Stock Option Plan. Previously filed as an attachment to the Company's Proxy Statement filed on May 28, 1999, and incorporated herein by reference.

23.1*	Consent of Radin Glass Co., LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Eiseman Levine Lehrhaupt & Kakoyiannis, P.C. (included within Exhibit 5.1).

* Filed herewith

+ Management contract or compensatory plan or management